                    U. S. Securities and Exchange Commission
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 3 TO
              FORM SB-2, S.E.C. FILE NO. 333-42414, FILED 7/28/2000

      AMENDMENT TO REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              IBIZ TECHNOLOGY CORP.
                              --------------------
                 (Name of small business issuer in its charter)

           Florida                                7379                             86-0933890
           -------                                ----                             ----------
  (State or jurisdiction of           (Primary Standard Industrial        (I.R.S. Identification No.)
incorporation or organization)        Employer Classification Code
                                                Number)

      1919 West Lone Cactus Drive, Phoenix, Arizona 85021, (623) 492-9200
      -------------------------------------------------------------------
                        (Address and telephone number of
                          principal executive offices)

              1919 West Lone Cactus Drive, Phoenix, Arizona 85021
              ---------------------------------------------------
              (Address of principal place of business or intended
                          principal place of business)

                      Robert L. Lane, Lane & Ehrlich, Ltd.
                      ------------------------------------
                         4001 N. Third St., Suite 400,
                         -----------------------------
                  Phoenix, Arizona 85012-2065, (602) 264-4442
                  -------------------------------------------
           (Name, address and telephone number of agent for service)

                                    Copy to:
                           Stephen R. Boatwright, Esq.
                           --------------------------
                             Gammage & Burnham, PLC
                             ----------------------
          Two North Central Avenue, 18th Floor, Phoenix, Arizona 85004
          ------------------------------------------------------------
                                 (602) 256-0566
                                 --------------

Approximate date of proposed sale to the public: October 10, 2000.
                                                 ----------------


If this Form is filed to register additional securities for an          [  ]___
offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule       [  ]___
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule       [  ]___
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to        [  ]___
Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

 Title of each class       Amount to be       Proposed maximum        Proposed maximum         Amount of
 of securities to be      registered(1)      offering price per   aggregate offering price    registration
      registered                                 share (4)                                      fee (6)
----------------------------------------------------------------------------------------------------------
   Common stock, $.001       954,489(2)            $0.734             $  700,594.93             $184.96
   par value
----------------------------------------------------------------------------------------------------------
   Common stock, $.001     3,720,918(3)            $0.734             $2,731,153.81             $721.02
   par value
----------------------------------------------------------------------------------------------------------
   Common stock, $.001     2,500,000(5)            $0.734             $1,835,000.00             $484.44
   par value
---------------------------------------------------------------------------------------------------------

(1) Represents the shares of common stock being registered for resale by the selling security holders.

(2) Issuable upon conversion of Warrants.

(3) Represents Shares Issued pursuant to Subscription Agreements.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average ($0.734) of the bid ($0.688) and asked ($0.781) price on the NASD OTC Bulletin Board on September 22, 2000.

(5) Pursuant to a registration rights agreement between us and a selling security holder, we were required to register a sufficient number of shares so that upon conversion of one of our seven-percent convertible debentures the selling security holder could resell all registered securities. Because at the time of conversion the number of shares of common stock was greater than anticipated by our previous Form SB-2 Registration Statement, we are now registering an additional amount we believe sufficient to cover all of the shares of common stock this selling security holder will ultimately receive upon conversion. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling security holder upon conversion of the debentures. That number of shares is subject to adjustment under anti-dilution provisions included in the debentures covering the additional issuance of shares by iBIZ resulting from stock splits, stock dividends or similar transactions. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon conversion of the debentures.

(6) These amounts were previously paid with the filing of our Form SB-2, File No. 333-42414, filed 7/28/2000.

                  ITEM 3. SUMMARY INFORMATION AND RISK FACTORS.

                              iBIZ TECHNOLOGY CORP.
               1919 West Lone Cactus Drive, Phoenix, Arizona 85021

                        (623) 492-9200, www.ibizcorp.com

                          7,175,407 SHARES COMMON STOCK

         7,175,407 shares of common stock are being offered by our security holders named under the heading "Selling Security Holders." We will not receive any of the proceeds from the sale of common stock by the security holders. However, we will receive amounts upon exercise of outstanding warrants.

         The Company has agreed to pay all of the expenses related to this offering, but the security holders will pay sales or brokerage commissions or discounts with respect to sales of their shares.

         The shares of common stock described in this prospectus are for resale. The shares offered are being registered due to iBIZ's obligations to those security holders. The security holders may elect to sell shares of common stock described in this prospectus through brokers at the price prevailing at the time of sale or at negotiated prices. The common stock may also be offered in block trades, private transactions or otherwise at prices to be negotiated.


         Our common stock is traded on the National Association of Securities Dealers, Inc., OTC Bulletin Board under the symbol "iBIZ." On February 28, 2001, the price for our common stock was approximately $0.1562 per share.


         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS, SEE "RISK
FACTORS."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


ITEM 3. SUMMARY INFORMATION AND RISK FACTORS............................................................      2

    GENERAL OVERVIEW....................................................................................      6
    THIS OFFERING.......................................................................................      6
    RISK FACTORS........................................................................................      6
       General Risks....................................................................................      7
       Co-location/DSL Services Risks...................................................................      9
       Hardware Product Risks...........................................................................     11

ITEM 4. USE OF PROCEEDS.................................................................................     14


ITEM 5. DETERMINATION OF OFFERING PRICE.................................................................     14


ITEM 6. DILUTION........................................................................................     14


ITEM 7. SELLING SECURITY HOLDERS........................................................................     14


ITEM 8. PLAN OF DISTRIBUTION............................................................................     16


ITEM 9. LEGAL PROCEEDINGS...............................................................................     16


ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS...................................     17


ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................     18


ITEM 12. DESCRIPTION OF SECURITIES......................................................................     18


ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL..........................................................     25


ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES............     25


ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS............................................................     25


ITEM 16. DESCRIPTION OF BUSINESS........................................................................     25


ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION......................................     35

    SELECTED FINANCIAL INFORMATION......................................................................     35
    RESULTS OF OPERATIONS...............................................................................     36
    LIQUIDITY AND CAPITAL RESOURCES.....................................................................     37

ITEM 18. DESCRIPTION OF PROPERTY........................................................................     38


ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................     39


ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.......................................     39


ITEM 21. EXECUTIVE COMPENSATION.........................................................................     40


ITEM 22. FINANCIAL STATEMENTS...........................................................................     43


ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE...........     43

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS.........................................................     43


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS......................................................     43


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION....................................................     43


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES........................................................     44


ITEM 27. EXHIBITS.......................................................................................     45


ITEM 28. UNDERTAKINGS...................................................................................     47


SIGNATURES..............................................................................................     48

       GENERAL OVERVIEW

         iBIZ is primarily engaged in the business of co-location and the distribution of personal digital assistant (PDA) accessories, but also provides many other goods and services. Founded in 1979 by our President Ken Schilling, iBIZ has been in the computer industry for over twenty years.

         "Co-location" is providing network connections, such as Internet leased lines, to several servers housed together in a server room. Typically, we provide a server, usually a Web server, located at our dedicated facility designed with resources which include a secured cage or cabinet, regulated power, dedicated internet connection, security and support. On September 18, 2000, the Company announced the opening of its new data center/Web-hosting server co-location facility, located in Phoenix. The data center allows clients to run their Web-based activities over the Internet without having to maintain internal IT and other systems-related staffing and equipment. Through this facility, iBIZ provides Web-hosting services, including hardware connections, scalable bandwidth, and back-up servers to ensure clients of continuous data traffic and Internet-based operations with uninterrupted connectivity. iBIZ also provides high levels of physical and systems security and around-the-clock maintenance, monitoring and technical support. The facility has an extensive raised floor, with secured cabinet space for up to 390 clients, 11 full-size, individually secured data suites, and a mezzanine level with rack space for 1200 leased computer servers. Additionally, the facility has space available for custom-built enclosures. The iBIZ-designed infrastructure includes 3 primary environmental control systems, uninterruptible power systems with battery and generator back-up functions. The facility is connected by 3 diverse optical fiber routes and by 4 major access providers, delivering Internet traffic directly to the Internet backbone.

         PDA accessories include such items as chargers, cases, and expanded keyboards for electronics such as 3COM's Palm(TM) devices. iBIZ manufactures and markets its "KeySync" keyboard for use with PDAs.

       THIS OFFERING

                      Shares Registered in this Prospectus


                          Shares              954,489
                          Shares            3,720,918
                          Shares            2,500,000



          Total shares registered in this prospectus            7,175,407
           Shares outstanding after the offering (1)           38,017,966
                           OTC Bulletin Board symbol                 IBIZ



(1) As of December 29, 2000. This amount excludes shares issuable upon exercise of options and warrants not registered in this prospectus.

       RISK FACTORS

         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE.

         EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION CONTAINED IN OUR SEC PROSPECTUSES ARE "FORWARD-LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS.

                  GENERAL RISKS

         We Have A History Of Losses And Anticipate Future Losses

         For the fiscal year ended October 31, 1999, we sustained a loss before other income (expense) of approximately $1,074,180 and for the fiscal year ended October 31, 2000, we sustained a loss before other income (expense) of $3,570,789. Future losses are anticipated to occur. We continue to have insufficient cash flow to grow operations. We cannot assure you that we will be successful in reaching or maintaining profitable operations.


         We Will Require Additional Capital In The Future



         We have spent substantial funds on construction and installation of our new co-location facility and expansion of our sales and marketing efforts. We also need capital to meet anticipated purchase orders for our PDA accessories. As a result, we have needed to raise capital to maintain our ongoing business.


         Since December 1, 1999, we have raised approximately $5,900,000 through the sale of convertible debentures, convertible notes, common stock and warrants to various individuals. We relied upon either Section 4(2) or Regulation D, Rule 506 promulgated under the Securities Act of 1933 with respect to these sales of common stock. We currently have commitments for an additional $2,900,000, subject to meeting certain representations, warranties, covenants, and conditions.

         We believe that the amounts committed (assuming we meet the representations, warranties, covenants, and conditions to receive those amounts) should be sufficient to finance our business plans through our fiscal year ended October 31, 2001. However, we cannot assure you that unforeseen events will not result in the need for additional capital sooner than we currently anticipate. If at any time we are unable to raise additional financing, we may be forced into insolvency.

         If we are unable to raise additional funds when necessary, we may have to reduce planned expenditures, scale back our product developments, sales or other operations, lay-off employees and enter into financing arrangements on terms that we would not otherwise accept or be forced into insolvency.

         We Have Recently Added New Lines Of Business

         We recently began offering network integration services, digital subscriber line high-speed Internet communications services and a co-location and data warehousing hosting facility. However, we cannot assure you that we will develop and implement successful marketing strategies for these new services. In addition, as DSL services are an emerging technology, we cannot assure you that this technology will gain market acceptance or not become obsolete in the future. Our service lines of business require increasing attention by management and do not provide much synergy or economies of scale with our existing products. Heightened focus of management on our service business may cause a decline in the revenues or margins of our products business.

         There Is A Limited Market For Our Common Stock

         Currently only a limited trading market exists for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "iBIZ." The Bulletin Board is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ system. Any broker/dealer that makes a market in our stock or other person that buys or sells our stock could have a significant influence over its price at any given time. We cannot assure you that the market in our common stock will be sustained. As a result, holders of our common stock may be unable to readily sell the stock they hold or may not be able to sell it at all.

         Our Stock Price Has Been Volatile

         The history relating to the prices of newly public companies indicates that there may be significant volatility in the market price of our common stock. More particularly, since trading began in July 1998, the market price of our common stock has fluctuated between a low of $0.15 per share and a high of $3.19 per share. As a result, holders of our common stock may be subject to wide fluctuations in the value of their investment.

         We Are Dependent On Key Personnel

         Our future success is dependent, in part, upon our four executive officers and other key employees. A loss of one or more of our current officers or key employees could negatively impact our operations. However, we have entered into employment agreements with our executive officers and other key employees. We currently do not carry key-man life insurance policies for our executive officers. We cannot assure you that we will not suffer the loss of key human resources.

         Our Officers And Directors Can Exercise Control Over All Matters Submitted To A Vote Of Shareholders

         As of December 29, 2000, our executive officers and directors beneficially owned an aggregate of approximately 37.33% of our outstanding common stock. These officers, acting together, will probably be able to effectively control matters requiring approval by our shareholders, including election of members to our board of directors. As a practical matter, current management will continue to control iBIZ for the foreseeable future.


         We Have Not And Do Not Anticipate Paying Dividends.

         To date, we have not paid dividends to our shareholders and we do not contemplate paying dividends in the future. We anticipate retaining earnings, if any, to finance and develop our business. As a result, the return on your investment will depend upon any appreciation in the market price in the common stock.

                  CO-LOCATION/DSL SERVICES RISKS

         We Are Subject To Government Regulation And Changes In Laws That Could Adversely Effect Our Business.

         We provide Internet services, in part, through data transmission over public telephone lines as well as through the private Northpoint network. These transmissions are governed by State and Federal regulatory policies establishing charges and terms for wireline communications. While we are not currently subject to direct regulation by the Federal Communication Commission (the "FCC"), we could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunication services. Such a regulation, if enacted, would create substantial barriers to our entry into the Internet telephone market. Moreover, we are subject to a variety of risks that could materially effect our business due to the rapidly changing legal and regulatory landscape governing the Internet access providers. For example, the FCC currently exempts Internet access providers from having to pay permanent access charges that long distance telecommunication providers may charge local telephone companies for the use of the local telephone network. In addition, Internet access providers are currently exempt from having to pay a percentage of their gross revenues as a contribution to the Federal Universal Service Fund. Should the FCC eliminate these exemptions and impose such charges on Internet access providers, this would increase our cost for providing dial-up Internet access service and could have a material adverse effect on our business, financial condition and results of operations.

         We Face Risk Due To Possible Changes In The Way Our Competitors Are Regulated That Would Have An Adverse Effect On Our Business.

         For example, the FCC is considering measures that could stimulate the development of high-speed telecommunication facilities to make it easier for operators of these facilities to obtain access to customers. Such favorable regulatory measures could enhance the viability of our competitors in the Internet access marketplace. In addition, changes in the regulatory environment may provide competing Internet service providers the right of access to the cable systems of local franchise cable operators. The adoption of local access cable systems by Internet service providers could harm our business.

         We Have A Limited Operating History On Which You May Judge Our Performance.

         While our operating subsidiary, INVNSYS, has been in operation since 1979, iBIZ has commenced operations in the Internet access business only since September 2000. Consequently, the Company has a limited operating history in the Internet-access business upon which an evaluation of the Company's performance and prospects can be made. The Company's prospects must be considered in light of the illiquidity risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an industry characterized by intense competition and high cost utilization.

         Our Network Integration, DSL Services, And Co-location Facility Face Intense Competition.

         The market for network integration services, DSL high-speed Internet communications services and a co-location and data warehouse hosting facilities is highly competitive. Our network integration services compete against a wide range of competitors from large established companies such as IBM and AT&T to smaller private entities. Our DSL services compete with companies such as Qwest Communications (formerly U.S. West Communications), COX Communications, Covad Communications and Rhythms NetConnections, as well as numerous local and national traditional Internet service providers. Co-location and warehouse data center competitors include large, public companies such as Exodus Communications, GST, Above.Net and Global Center. Many DSL and co-location service providers have much greater capital and can deploy a significant amount of their employees to assist customers in obtaining their services and respond to issues arising related to their services. Many of our competitors have substantial advertising and marketing budgets giving them the ability to capture market share quickly. While we believe that the quality of our service and the location and completion of our co-location facility before many of our competitors will give us a competitive advantage, we do not know how long we will maintain our lead over the competition. Although many DSL and co-location providers are more established, we believe their greater resources may increase market awareness and acceptance of DSL and co-location services. This, in turn, may make it easier for us to sell DSL and co-location services. We cannot assure you, however, that our new DSL and co-location services will enable us to expand our customer base and generate greater revenues.

         We Face Intense Pricing Pressure.

         Our Internet access business competes or expects to compete directly or indirectly with the following categories of companies: (i) national and regional commercial Internet Service Providers; (ii) established online services that offer Internet access, such as America On-Line and Earthlink; (iii) national long distance telecommunication carriers, such as AT&T, MCI Worldcom and Sprint, which offer electronic messaging services; (iv) regional Bell operating companies, such as Pacific Bell; (v) cable operators, such as Cox Communications; and (vi) nonprofit or educational Internet service providers and other service providers currently in the market or who may enter the market in the future.

         We Depend On Our Telecommunication Carriers And Other Suppliers.

         We are dependent on telecommunication carriers for access to high speed Internet communications. We currently operate pursuant to agreements with UUNet (MCI Worldcom), ELI (Electric Lightways), Cox, and Genuity. Only in the event of termination or nonrenewal of all of these agreements, there can be no assurance that we will be able to provide continued access to high-speed Internet connections at a reasonable price. In such case, our operations may have to be curtailed.

         We Must Rely On Our Strategic Partners To Keep Pace With Rapid Technological Change And Evolving Industry Standards.

         The markets for telecommunication services are characterized by rapidly changing technology, evolving industry standards, merging competition and frequent new services, software and other product introductions. Because we are primarily a marketer and reseller of Internet services and technological products, we must rely on our strategic partners to keep pace with technological change. There can be no assurance that our strategic partners can successfully identify new service opportunities or products and develop and bring new products and services, if any, to market in a timely and cost effective manner. We also cannot assure that software, services, products or technologies developed by others will not render the services, technologies or products of our strategic partners less competitive or obsolete. In addition, there can be no assurance that any product or service developments will achieve or sustain market acceptance or be able to effectively address the compatibility and operability issues raised by technological changes or new industry standards.

         We Face The Risk Of System Failure.

         Our co-location and internet services segments' success is largely dependent upon our ability to deliver high quality, high speed uninterrupted access to the Internet. System failures could have an adverse effect on our operations and business. As we attempt to expand our network and daily traffic grows, there will be increased stress on network hardware and traffic management systems. Our operations are also dependent on our ability to successfully expand our network and to integrate new and emerging technologies and equipment into the network, which is likely to increase the risk of system failure and cause unforeseen strains on the network. Significant or prolonged systems failures, or difficulties for subscribers in accessing and maintaining connection with the Internet could damage our reputation and result in the loss of subscribers. With respect to DSL, we have little technical control over the Northpoint network and there can be no assurance that our customers will not experience failures relating to that network.

         We Face Security Risks.

         Despite the implementation of network security measures, such as limiting physical and network access to its routers, our Internet infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruption, delays or cessation of service to customers. Furthermore, such inappropriate use of the Internet by third-parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and other parties connected to the Internet, which may deter potential customers from using our services.

                  HARDWARE PRODUCT RISKS

         Highly Competitive Market For Products

         The market for our products is intensely competitive. We expect to experience significant and increasing levels of competition. We compete principally in the following areas:

         -        Product Quality and Reliability

         -        Product Performance

         -        Level of Customer Service

         -        Ability to Meet Customer Requirements

         -        Brand Awareness

         -        Price

         In many of our markets, traditional computer hardware manufacturing companies provide the most significant competition. Our competitors include a substantial number of large public companies, including IBM, Compaq Computer Corporation, Dell Computer Corporation, Toshiba, Gateway 2000 and NEC, and, in the thin-client computer terminal market, with Wyse Technology, a private company we believe may have as much as 45% of the total thin-client terminal market. As a reseller, we compete against well established companies such as CompUSA, Computer Discount Warehouse and Insight Enterprises.

         Most of our competitors are much larger, benefit from greater name recognition and have significantly greater resources than we do. This subjects us to numerous competitive disadvantages. For example, our current revenue levels limit our ability to market and advertise on a local, national or international level with respect to our products. This in turn makes it more difficult for us to increase brand awareness. We could be forced to reduce prices and suffer reduced margins or market share due to increased competition from manufacturers or distributors of products similar to or competitive with our products.

         We Need To Expand Our Product Range

         To effectively compete, we need to continue to expand our business and generate greater revenues so that we have the resources to timely develop new products. We must continue to market our products and services through our direct sales force and expand our e-commerce distribution channels. We cannot assure you that we will be able to grow sufficiently to provide the range and quality of products and services required to compete.

         We Must Keep Pace With Rapid Technological Change To Remain
Competitive.

         The computer industry is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and enhancements and changing customer demands. We must develop and introduce new products that keep pace with technological developments. If we fail to introduce progressive new products in a timely and cost-effective manner, our financial performance may be negatively affected.

         Economic Downturn May Impact Retail Sales Channels



         The primary market for our PDA accessories is retail stores such as Fry's Electronics and Comp USA, Inc. We are actively seeking to expand the retail stores which distribute our products. However, the recent economic downturn which has had a particularly negative impact on technology products may result in decreasing demand for our PDA accessories and make it difficult to expand our retail sales channels.


         Recent Consolidations May Limit Our Markets


         One of our markets is the banking and financial institution industry. Recently, many banking and financial institutions have begun to consolidate. Although the number of potential customers decreases during consolidation, many banking and financial institutions upgrade their computer networks. We cannot assure you that the demand for our products by banking and financial institutions will not decrease as a result of the consolidation.


         Our Products Must Be Compatible With Third-Party Software

         Although we market computer hardware and peripherals, we currently do not develop software. Consequently, we are dependent upon third-parties to develop software applications that operate on our hardware platforms. If software providers do not continue to provide software acceptable to our customers, our sales may suffer.

         We cannot guarantee that all available software will be compatible with our products or that we will have the technical personnel necessary to evaluate and fix software compatibility problems that may arise. If we do not have technical personnel available, our sales may decline.

         We Are Dependent On Our Manufacturers And Suppliers

         Our business depends upon obtaining adequate quantities of products from our manufacturers and suppliers. Consequently, our results of operations are dependent, in part, upon our manufacturers' and suppliers' ability to produce reasonably priced products in adequate amounts to meet our demands.

         Currently, our computers and peripherals are engineered and manufactured by various entities in Taiwan and South Korea. Although we have not experienced significant problems with our manufacturers and suppliers in the past, we may experience such problems in the future. We are also subject to risks of fluctuations in our component prices. If prices charged by our vendors increase, our cost of goods sold and net income would be adversely affected.

         We cannot assure you that our positive relationships will continue or that in the event of a termination of a relationship with a manufacturer or supplier, we would be able to obtain alternative sources of manufacturing or components without a material disruption in our ability to provide products to our customers. A material disruption of our ability to supply computers and peripherals to our customers would have a material adverse effect on our sales and results of operations.

         We Must Continue To Be Authorized To Incorporate Manufacturer Authorized Products

         We are dependent on our continued authorization to provide manufacturer authorized products, including certain software products. Currently, the Company is authorized by industry-leading software developers, such as Microsoft to incorporate their software in our products. However, the Company has allowed the authorization from Citrix Systems to lapse and has not yet decided whether to maintain its relationship with Citrix Systems. Without such authorization, we would be unable to provide the same range of products currently offered. We cannot assure you that manufacturers will continue to authorize use of their software in our computers and peripherals.

         We Have Few Proprietary Rights

         We attempt to protect our limited proprietary property through copyright, trademark, trade secret, nondisclosure and confidentiality measures. Such protections, however, may not preclude competitors from developing similar technologies.

         Currently, we hold no patents and most of the technology used in the design and manufacture of our computers and peripherals is known and available to others. Although we are exploring patent protection for one of our keyboard products, we believe that our competitive position is based on the ability to successfully market innovative computers and peripherals rather than on patented technologies.

         Although we believe that our products do not infringe on any third party's intellectual property rights, we cannot be certain that we will not become involved in litigation involving proprietary rights. Intellectual property rights litigation entails substantial legal and other costs. We do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any litigation.

                            ITEM 4. USE OF PROCEEDS.

         The Company is solely responsible for the expenses of this Offering, which are estimated at $32,000. iBIZ will not receive any proceeds from the sale of the common stock by the selling security holders. iBIZ will, however, receive up to $817,941 upon the exercise of warrants, options or convertible debt instruments. iBIZ intends to use the net proceeds from exercise of these securities primarily for working capital needs and general corporate purposes, including payment of contractors for the work they did to complete the co-location facility. There can be no assurance that any options or warrants will be exercised.

                    ITEM 5. DETERMINATION OF OFFERING PRICE.

         See "Plan of Distribution."

                                ITEM 6. DILUTION.

         Not applicable.

                        ITEM 7. SELLING SECURITY HOLDERS.

         The following table lists the selling security holders, the number of shares of common stock held by each selling security holder as of the commencement date of this offering, the number of shares included in the offering and the shares of common stock held by each such selling security holder after the offering. The shares included in the prospectus are issuable to the selling security holders upon conversion of the debentures or the exercise of options or warrants.


                                                                                                Percentage of
                                                               Ownership        Ownership        Common Stock
                                  Shares of Common Stock      Before the        After the        Owned After
            Name                  Included in Prospectus      Offering(1)      Offering(2)       Offering(3)
            ----                  ----------------------      -----------      -----------       -----------
Anthony Sklar                                     80,000              -0-           80,000                 *
Kirojoba, Inc.                                    37,500           37,500           37,500                 *
Jack Naventi                                      37,500           37,500           37,500                 *
Blaine Ruzycki (4)                             1,550,000          650,000        1,550,000              4.1%
Silverman Heller, Assoc. (4)                     125,000              -0-          125,000                 *
Equinet, Inc. (4)                                 34,125              -0-           34,125                 *
Robert Landford                                  220,000          220,000          220,000                 *
Riviera Systems, Inc.                            110,000          110,000          110,000                 *
Lanny Flessas                                    100,000          100,000          100,000                 *
Steven Waldman                                   333,333          333,333          333,333                 *
Richard J. Schiff                                100,000          100,000          100,000                 *
Frederic A. Stelzer                              333,333          333,333          333,333                 *
Marc Nissenbaum                                  333,333          333,333          333,333                 *
Scott Bishins                                    666,667          666,667          666,667              1.8%
Michael Spitzer (4)                               92,000           46,000           92,000                 *
Ousher Lerner (4)                                 72,728           36,364           72,728                 *
Cong. Neir Baruch (4)                            126,000           63,000          126,000                 *
Westek Builders                                   22,222           22,222           22,222                 *
James R. Petrie                                   11,111           11,111           11,111                 *
Anthony Sharkey                                   11,111           11,111           11,111                 *
Charles Reed                                       4,444            4,444            4,444                 *
Jeffery Slosky                                    50,000           50,000           50,000                 *
Lites Trading Co. (5)                          2,500,000        1,631,447        3,635,772              9.6%

                                                                                                Percentage of
                                                               Ownership        Ownership        Common Stock
                                  Shares of Common Stock      Before the        After the        Owned After
            Name                  Included in Prospectus      Offering(1)      Offering(2)       Offering(3)
            ----                  ----------------------      -----------      -----------       -----------
Travis Morgan Securities (4)                     225,000           75,000          225,000                 *


(1) Consists of all shares owned by the selling security holders as of September 22, 2000.

(2) Assumes the sale by iBIZ to the warrant or convertible debenture holders of all shares registered in this offering.

(3) * represents less than one percent.

(4) Consisting in whole or in part of shares issuable upon conversion of options and warrants.


(5) Issuable upon conversion of convertible debentures.

                          ITEM 8. PLAN OF DISTRIBUTION.

         Selling security holders may sell common stock in the over-the-counter market or on any exchange on which our common stock is listed. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts. The selling security holders must pay their own commissions and absorb the discounts. Brokers or dealers used by the selling security holders may be deemed to be underwriters under the Securities Act. In addition, the selling security holders will be underwriters under the Securities Act with respect to the common stock offered.

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                           ITEM 9. LEGAL PROCEEDINGS.


         iBIZ has been assessed approximately $62,000 in penalties and interest by the IRS in connection with payroll taxes due through the first quarter of 1999. The Company has paid the taxes, interest, and some portion of the penalty, but has requested an abatement of the remaining penalty imposed. The Company is awaiting a final disposition by the IRS.

         On February 28, 2001, the Securities and Exchange Commission (the "Commission") commenced an administrative proceeding against the Company. The Company has negotiated and submitted a settlement offer, which has been formally approved by the Commission itself. Pursuant to this settlement agreement, an administrative order has been issued which orders the Company to cease and desist from committing or causing any future violations of Section 10(b) of the Securities and Exchange Act of 1934 and Rule 10b-5 thereunder. No other relief against the Company is being sought.



         This administrative proceeding is based on the Commission's allegations that the Company, through its President and CEO Ken Schilling, referenced certain reports prepared by Michael A. Furr in its press releases, and posted hyperlinks to Furr's reports on its website. The Commission alleges that the Furr reports contained false revenue and stock price projections. The Commission also alleges that the Company falsely characterized Furr as independent of the Company. The Company neither admits nor denies the allegations as part of the settlement offer.


     ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

             Name                  Age                               POSITION
             ----                  ---                               --------
Kenneth W. Schilling               49     President, Chief Executive Officer, Director
Terry S. Ratliff                   43     Vice President, Chief Financial Officer, Director
Mark H. Perkins                    37     Executive Vice President, Director
James A. Ratliff(1)                43     Chief Operating Officer


(1) James Ratliff and Terry Ratliff have formerly been husband and wife.


         The term of each director continues until the next annual meeting. No director holds any other directorships in reporting companies.


         Kenneth W. Schilling founded INVNSYS' predecessor, SouthWest Financial Systems, in 1979, and has been Chief Executive Officer, President and a Director since INVNSYS' founding. Mr. Schilling studied for a B.S. in electrical engineering at the University of Pittsburgh from 1970 to 1972 but left for military service prior to receiving his degree. On February 28, 2001, the Securities and Exchange Commission filed a federal court action in the District of Arizona against Mr. Schilling. Mr. Schilling, however, has reached a settlement with the Commission in which he neither admits nor denies the allegations made against him. Pursuant to this settlement, Schilling will be permanently enjoined from violating Section 10(b) of the Exchange Act or Rule 10b-5 thereunder. Mr. Schilling will also be required to pay a $20,000 civil penalty.



         Terry S. Ratliff joined INVNSYS in 1989 as controller and has served as Vice President, Secretary, and a Director since March 5, 1999, and was appointed Chief Financial Officer on July 1, 2000. Ms. Ratliff studied accounting at Nicholls State University in Thibodaux, Louisiana.


         Mark H. Perkins joined INVNSYS in 1994 and currently serves as Executive Vice President. Mr. Perkins was appointed to iBIZ's Board of Directors on March 5, 1999. Prior to his joining INVNSYS, Mr. Perkins was employed at American Express as a project manager for major systems implementation, a position he held for eight years. Mr. Perkins earned a degree in business management from California State University-Sonoma.

         James A. Ratliff joined iBIZ as Chief Operating Officer in January 2000. Prior to joining the Company, Mr. Ratliff held the position of Director of Global Procurement at American Express from February 1998 to December 1999. From August 1995 to January 1998, Mr. Ratliff served as International Program Manager for AlliedSignal Aerospace, where he was responsible for the development of international partnerships. From 1991 through July 1995, Mr. Ratliff served as an International Buyer for Amoco Corporation. Mr. Ratliff earned an MBA and a BS in Purchasing Materials and Logistics from Arizona State University, where he graduated summa cum laude in 1991.

    ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


         As of December 29, 2000, there were 38,017,966 shares of common stock, par value $0.001 outstanding.


         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of December 29, 2000, by:

         -        all directors

         - each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock

         -        each executive officer named in the Summary Compensation Table

         -        all directors and executive officers as a group

         The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within sixty (60) days of December 29, 2000, through the exercise of any stock option or other right. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.


                                                Number of Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner           Shares     Vested Options (1)    Total (1)     PERCENT (1)
------------------------------------           ------     ------------------    ---------     -----------
Kenneth W. Schilling(2)
1919 W. Lone Cactus Drive
Phoenix, AZ 85021                              --------          225,000         225,000           *
Moorea Trust(2)
1919 W. Lone Cactus Drive
Phoenix, AZ 85021                             9,710,480        ---------       9,710,480         25.54

                                                Number of Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner           Shares     Vested Options (1)    Total (1)     PERCENT (1)
------------------------------------           ------     ------------------    ---------     -----------
Terry S. Ratliff
1919 W. Lone Cactus Drive
Phoenix, AZ 85021                             1,771,200          325,000       2,096,200         5.51
Mark H. Perkins
1919 W. Lone Cactus Drive
Phoenix, AZ 85021                             1,771,200          325,000       2,096,200         5.51
All directors and officers as group
(4 persons)(3)                               13,253,880        1,375,000      14,628,880         38.47

(1) Includes options vested on or before December 29, 2000. "*" means less than one percent.

(2) Kenneth and Diane Schilling, husband and wife, hold the shares as trustees under the Moorea Trust dated December 18, 1991.

(3) Includes Kenneth Schilling, Mark Perkins, Terry Ratliff, and James Ratliff.

         iBIZ Technology Corp. Stock Option Plan

         The iBIZ Technology Corp. Stock Option Plan (the "Stock Option Plan") provides for the grant of stock options to purchase common stock to eligible directors, officers, key employees, and service providers of iBIZ. The Stock Option Plan covers an aggregate maximum of five million (5,000,000) shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options (options which do not meet the requirements of Section 422). Under the Stock Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. As of December 29, 2000, 3,385,000 options (the "Options") had been granted (net of cancelled and exercised) under the plan at exercise prices of between $0.53 and $5.00. The Options are granted for a period of one (1) to ten
(10) years, subject to earlier cancellation upon termination of employment, resignation, disability and death. The Options vest pursuant to the terms of each individual option, which to date have ranged from immediate to a five (5) year period.

         The Board of Directors (the "Board") administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible persons. In the event the Board has at least two (2) members who are not either employees or officers of iBIZ or of any parent or subsidiary of iBIZ, the Stock Option Plan will be administered by a committee of not less than two (2) persons who are such independent directors. The Board designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Certain changes in control of iBIZ, as defined in the Stock Option Plan, will cause the options to vest immediately. Each option granted under the Stock Option Plan must be exercised, if at all, during a period established in the grant that may not exceed ten (10) years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with iBIZ. The Board may make amendments to the Stock Option Plan from time to time it deems proper and in the best interests of iBIZ provided it may not take any action which disqualifies any option granted under the Stock Option Plan as an incentive stock option or which adversely effects or impairs the rights of the holder of any option under the Stock Option Plan.

                       ITEM 12. DESCRIPTION OF SECURITIES.


         General. iBIZ's Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $.001 par value.


         Common Stock. Holders of shares of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the shareholders. Each share of common stock is entitled to receive dividends as may be declared by the Company's Board of Directors out of funds legally available. Management, however, does not presently intend to pay any dividends. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment in full of all creditors of the Company and the liquidation preferences of any outstanding shares of preferred stock, if any. There are no redemption or sinking fund provisions applicable to the common stock.

         Debentures. Between November 1999 and March 2000, iBIZ issued a series of three 7% Debentures totaling an aggregate of $3.2 million. In November 1999, iBIZ issued Six Hundred Thousand Dollars ($600,000.00) of 7% Debentures (the "$600k 7% Debentures") to Globe United Holdings, Inc. ("Globe"). Thereafter, in December 1999, iBIZ issued to Globe an additional One Million Dollars ($1,000,000.00) of 7% Debentures (the "$1000k 7% Debentures"). On March 27, 2000, iBIZ issued One Million Six Hundred Thousand Dollars ($1,600,000.00) of 7% Debentures (the "$1600k 7% Debentures") to Lites Trading, Co. ("Lites Trading").



         The material terms of all the 7% Debentures are the same, except for purchase amounts, certain relevant dates and time periods and related warrants. Where the rights of Globe and Lites Trading conflict, Globe has agreed to waive its rights in favor of Lites Trading.

         Globe has now converted all of its 7% Debentures into shares of Common Stock. Lites Trading has converted all but $750,000 of its outstanding Debentures.

         The remaining 7% Debentures accrue interest at seven-percent per annum and are due March 27, 2005. iBIZ is obligated to make payments of accrued interest semi-annually and interest is due on the first day of May and December. At the holders' option, iBIZ may make interest payments in the form of shares of common stock (calculated as if a portion of principal, as described below).

         The holder may at any time convert all or a portion of the outstanding principal amount, together with any accrued but unpaid interest, into that number of shares of common stock equal to the quotient obtained by dividing (i) the principal amount of the debenture to be converted by (ii) the Applicable Conversion Price (as defined in the Debentures).

         In connection with the sale of the $600k and $1000k 7% Debentures, iBIZ agreed to file a registration statement to cover the resale of the common stock issuable upon conversion of the 7% Debentures and the exercise of the warrants (described below). This Registration Statement on Form SB-2, File No. 333-94409, was declared effective February 1, 2000 and has remained continuously effective through the date hereof.

         In connection with the sale of the $1600k 7% Debentures, iBIZ filed a second registration statement to cover the resale of the common stock issuable upon conversion of the 7% Debentures and the exercise of the warrants on Form SB-2, File No. 333-34936, which was declared effective May 1, 2000 and has remained continuously effective through the date hereof.

         iBIZ may not, without the prior written consent of Lites, offer or sell, shares of its capital stock or any security or other instrument convertible into or exchangeable for shares of common stock, for the period ending on the earlier of (i) one hundred eighty (180) days after the date on which this registration statement is declared effective by the SEC or (ii) the date on which Lites shall have converted all of the debentures into common stock (the "Lock-Up Period"), except that iBIZ (i) may issue securities for the aggregate consideration of at least Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in connection with a bona fide, firm commitment, underwritten public offering under the Securities Act; and (ii) may issue additional shares of common stock upon the exercise or conversion of outstanding options, warrants and other convertible securities issued prior to March 27, 2000; (iii) may issue options, in addition to all options previously issued as of March 27, 2000, to purchase up to 1,000,000 shares of its common stock to its directors, officers and employees in connection with its existing stock option plans.

         In addition, iBIZ is restricted from registering any shares of its capital stock (other than shares to be received upon exercise by option and warrant holders as of March 27, 2000) until the later to occur of (i) the expiration of the respective Lock-Up Periods or (ii) the registration statement filed by iBIZ covering shares to be issued to Lites upon conversion of the 7% Debentures or exercise of the warrants has been effective under the Securities Act for a period of at least one-hundred and eighty (180) days.


         Lites has a right of first refusal on purchases of additional securities for a period of eighteen (18) months from the date of execution of the 1600k 7% Debentures. So long as the 7% Debentures or warrants issued to Lites are outstanding, iBIZ may not (i) declare or pay any dividends or make distributions to any holder of common stock or (ii) acquire any common stock of iBIZ. Lites has waived certain of these rights so that the financing described below could be completed.



         8% Convertible Notes. Various individuals and institutions have agreed to purchase an aggregate of $5 million of 8% Convertible Notes (the "Notes"). Of the Notes, the Company has already raised $2.1 million in principal amount. The remaining $2.9 million of Notes will be executed and funds received if the Company exercises Puts as described below, subject to meeting certain terms and conditions one of which is the effectiveness of the Form SB-2 Registration Statement originally filed in November, 2000. (The "November Registration Statement")



         Commencing on October 27, 2000, the initial $1 million was subscribed (the "Initial Offering"). The $1 million Note matures on October 30, 2002 and interest only payments are due quarterly commencing January 1, 2001, and the principal is due in one lump sum on October 30, 2002. The Company also issued warrants to purchase 1,750,000 shares of Common Stock at an exercise price of $0.5086.

         On December 20, 2000, an additional $1.1 million was subscribed. The notes aggregating to $1.1 million mature on December 20, 2002, and interest only payments are due quarterly commencing April 1, 2001, and the principal is due in one lump sum on December 20, 2002. The Company also issued warrants to purchase 550,000 shares of Common Stock at an exercise price of $0.2242.



         Other warrants will be issued in connection with the later financings, which will give the holder the right to purchase common stock for 105% of the average of the three lowest closing bid prices of the Common Stock for the ten
(10) trading days preceding the date on which the later financings are subscribed (the "Put Purchase"). Subject to meeting certain representations and warranties, an additional $900 thousand will be received. The final $2 million will only be received if the Company meets certain minimum trading volume requirements (as described below) in addition to compliance with various representations and warranties.



         The Conversion Price for all of the Notes is the lesser of (i) 80% of the average of the three lowest closing bid prices of the Common Stock on the Principal Market for the twenty-two (22) trading days prior to the Closing Date, or (ii) 80% of the average of the five lowest closing bid prices of the Common Stock on the Principal Market for the sixty (60) trading days prior to the Conversion Date, as defined in the Note. The maximum share of the Company that any Subscriber may own after conversion at any given time is 4.99%, unless the Subscriber gives 75 days prior notice. A presently indeterminate amount of shares has been allocated pro rata from the shares registered in the November Registration Statement to issue certain warrants to the Finders, equal to 12% of the shares to be issued upon conversion of the final $2 million of Notes.



         The Company has also entered into covenants including, but not limited to, the following: (i) the Company may not redeem the Notes without the consent of the holder of the Notes; (ii) the Company will pay to certain finders a cash fee of ten percent (10%) of the principal amount of the Notes for location of the financings; (iii) the Company has agreed to incur certain penalties for untimely delivery of the shares. If the Company cannot deliver the shares for any reason, then the Company must pay in cash 130% of the principal of the Notes which the Subscribers are seeking to convert, with unpaid interest, and the debt will be extinguished.



         The Company and the Subscriber have mutually agreed to indemnify the other for damages from any misrepresentation, breach of any warranty, and any uncorrected breach of the Subscription Agreement. As compensation to Subscribers for delays in the delivery of shares, the Company will pay late payments to Subscribers in the amount of $100 per business day after the Delivery Date or Mandatory Redemption Payment Date, as the case may be, for each $10,000 of Note principal amount being converted or redeemed.



         If the Company requests an injunction forbidding conversion, it must post a surety bond for 130% of the amount of the Note until the dispute is resolved. If the

Company does not deliver the shares, the Subscriber may buy them on the open market and be reimbursed by the Company.



         If the Company so demands, the Subscribers must collectively purchase $2.9 million worth of additional convertible securities ("Put notes") after the registration statement for the securities has gone effective, if the Company meets the same representations and warranties as required for the initial $1 million Note. The put obligation is assignable, within reason.



         The conversion value of first $2 million in Put notes will be computed in the same way as the Notes, above, and will mature 2 years from the date of issue. The conversion value of the second $2 million will be 86% of the average of the three lowest closing bid prices of the Common Stock on the principal market on which the shares trade for the 10 trading days prior to the conversion date. The put demand must be made pro rata to the Subscribers as a whole.



         The Company cannot demand that a Subscriber own more than 4.99% of the Company, purchase more than $4 million in Put notes, or exercise its put rights for more than $1.5 million in any calendar month. During any calendar month, the Company may not exercise Put notes in principal amount of more than 10% of the cash value of the average trading volume in the Company's traded shares that month.



         In the event [for any reason except for Subscriber's unwillingness to purchase greater amounts of Put Notes because of the beneficial ownership limitations of Section 11.2(e)(i)] Puts in the aggregate amount of at least $1,000,000 of the Put Note Purchase Prices set forth on the signature pages to the Subscription Agreement entered into in connection with the Initial Offering ("Initial Put Amount") has not been exercised as of the first anniversary of the Effective Date, then the Company will issue Put Warrants to the Warrant Recipients in an amount determined by: subtracting the actual amount of Put Note Principal for which Put Notices have been validly given from the Initial Put Amount (the result being the "Unexercised Put") and issuing Put Warrants to purchase the amount of Common Shares which would have been issued had the Unexercised Put been exercised, the corresponding Put Notes issued, and such Put Notes converted as of the first anniversary of the Closing Date with such date being the Conversion Date of such Put Notes.



         In the event [for any reason except for Subscriber's unwillingness to purchase greater amounts of Put Notes because of the beneficial ownership limitations of Section 11.2(e)(i)] Puts in the aggregate amount of at least $2,000,000 of the Put Note Purchase Prices set forth on the signature pages to the Subscription Agreement entered into in connection with the Initial Offering ("Interim Put Amount") has not been exercised as of the second anniversary of the Effective Date, then the Company will issue Put Warrants to the Warrant Recipients in an amount determined by: subtracting the actual amount of Put Note Principal for which Put Notices have been validly given from the Interim Put Amount (the result being the "Interim Unexercised Put") and issuing Put Warrants to purchase the amount of Common Shares which would have been issued had the Interim Unexercised Put been exercised, the corresponding Put Notes issued, and such Put Notes converted as of the second anniversary of the Closing Date with such being the Conversion Date of such Put Notes.



         In the event [for any reason except for Subscriber's unwillingness to purchase greater amounts of Put Notes because of the beneficial ownership limitations of Section 11.2(e)(i)] Puts in the aggregate amount of $3,000,000 of the Put Note Purchase Prices set forth on the signature pages to the Subscription Agreement entered into in connection with the Initial Offering ("Final Put Amount") has not been exercised as of the third anniversary of the Effective Date, then the Company will issue Put Warrants to the Warrant Recipients in an amount determined by: subtracting the actual amount of Put Note Principal for which Put Notices have been validly given and the amount of Put Note Principal deemed converted pursuant to the preceding two paragraphs from the Final Put Amount (the result being the "Final Unexercised Put") and issuing Put Warrants to purchase the amount of Common Shares which would have been issued had the Final Unexercised Put been exercised, the corresponding Put Notes issued, such Put Notes converted as of the third anniversary of the Closing Date with such date being the Conversion Date of such Put Notes.



         Except for existing obligations, the Subscribers will have a right of first refusal to purchase Company securities until 180 days after this registration has gone effective or a year (whichever is later). The Company may not sell its securities at any discount below their publicly traded value until at least 180 days from the effective date of this registration statement.



         Options and Warrants Included in Prospectus. Of the total 7,175,407 shares registered for sale by the selling security holders, 150,000 shares are issuable upon exercise of options and warrants issued to consultants. These consultants' warrants and options are immediately exercisable, have an exercise price of between $1.50 and $2.25 per share and have terms from three to five years.


         Underlying shares of common stock to be received upon the exercise of options and warrants which are included in this Prospectus are as follows:

Shares               Exercise Price     Vesting      Expiration
50,000                         1.50     Immed        1 Year
50,000                         2.00     Immed        1 Year
50,000                         2.50     Immed        1 Year
75,000                         1.04     Immed        5 Years
50,000                         5.00     Immed        5 Years
34,125                         0.94     Immed        5 Years
250,000                        0.50     Immed        3 Years
250,000                        0.75     Immed        3 Years

46,000                         1.00     Immed        3 Years
36,364                         1.00     Immed        3 Years
63,000                         1.00     Immed        3 Years


         Options and Warrants Not Included in Prospectus. In addition to the shares issuable upon exercise of options and warrants included in this prospectus, iBIZ has issued 3,025,000 net of cancelled or exercised, 3,385,000 options to employees under the Stock Option Plan. The shares underlying these options have been registered on a registration statement on Form S-8, File No. 333-95475, filed on January 27, 2000. In connection with the 7% Debentures, as of the date of this prospectus, iBIZ has issued to Equinet warrants to purchase 281,250 shares of common stock. The warrants issued to Equinet have an exercise price of $0.99 per share, have a term of five years and are immediately exercisable.



         See also the discussion above under "8% Convertible Notes" for a description of the warrants to be issued in connection therewith.


                 ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

          ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES.

         iBIZ's Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of iBIZ shall not be personally liable to iBIZ or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of iBIZ's Articles of Incorporation, as amended, is to eliminate the right of iBIZ and its shareholders (through shareholders' derivative suits on behalf of iBIZ) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. iBIZ believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, iBIZ has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                  ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS.

         Not applicable.

                        ITEM 16. DESCRIPTION OF BUSINESS.

         iBIZ HISTORY

         iBIZ was originally incorporated under the laws of the State of Florida in 1994. From its incorporation through December 31, 1998, the Company operated as a development stage company with no operations or revenues while it sought to identify a strategic business combination with a private operating company. To facilitate the acquisition of a private company doing business outside of its initial purpose upon incorporation, the Company changed its name to EVC Ventures, Inc. in May 1998 and to INVNSYS Holding Corporation in October 1998.

         Effective January 1, 1999, the Company entered into a Plan of Reorganization and Stock Exchange Agreement with INVNSYS Technology Corporation ("INVNSYS") and various shareholders of INVNSYS (the "Reorganization"). As a result of the Reorganization, INVNSYS became a wholly-owned subsidiary of the Company. On February 1, 1999, the Company changed its name to iBIZ Technology Corp.

         While operating as a development stage company, the Company's officers and directors were not compensated for their services. From incorporation through December 31, 1994, Mr. Julio A. Padilla served as President and sole Director. Mr. Eric P. Littman served as President and sole Director from January 1, 1995 through July 9, 1998. Thereafter, Mr. John Xinos served as President, Secretary, and Treasurer from July 10, 1998 through December 31, 1998. Messrs. Padilla, Littman and Xinos are no longer involved in the management of iBIZ and are believed not to be shareholders.

         BUSINESS HISTORY OF INVNSYS

         The Company conducts business solely through its operating subsidiary INVNSYS. For your convenience, this prospectus will refer to the parent company as the Company or iBIZ and the wholly-owned operating company as INVNSYS.

         INVNSYS (formerly known as SouthWest Financial Systems, Inc.) was founded in 1979. Under the direction of INVNSYS' founder, Kenneth Schilling, the company initially focused on distributing front-end bank branch automation computer systems for networking applications. INVNSYS acted as a regional distributor for SHARP Electronics ("SHARP"), a privately held Japanese manufacturer of computers and electronic devices. In addition, INVNSYS also distributed the products of Billcon Company, Ltd., and Glory, manufacturers of bank automation and money processing systems.

         In 1985, INVNSYS became a master distributor of SHARP products and acquired the exclusive rights to distribute SHARP products to financial institutions in the western United States. Between 1987 and 1990, INVNSYS won various awards from SHARP for outstanding sales performance. Also during this time, INVNSYS began to participate in the design of computer systems for financial institutions. In cooperation with Wells Fargo Bank and SHARP, INVNSYS produced the first plain paper facsimile machine in 1990.

         In 1992, INVNSYS began to design and build its own computer systems, focusing on integrated systems for the banking industry. In 1993, INVNSYS terminated its relationship with SHARP and focused on developing its own products. In approximately 1994, INVNSYS began working in conjunction with Epson America ("Epson"), a leading manufacturer of point-of-sale computer products, in the development of products for the banking industry. For example, INVNSYS designed a software program that enabled Epson transactional printers to produce cashier's checks, an industry innovation. In addition, in cooperation with Epson, INVNSYS designed and marketed a stackable computer system for financial institutions. In 1996, INVNSYS produced its first entry into the market for complete computer systems with its Vision 2000 Multimedia Notestation, an Intel Pentium-based computer/printer combination. In October 1998, INVNSYS began to market a line of business transaction computers, the iT series.

         In January 2000, the Company began offering network integration services. In March 2000, the Company began offering digital subscriber line
(DSL) services.

         On September 18, 2000, the Company announced the opening of its new data center/Web-hosting server co-location facility, located in Phoenix. The data center allows clients to run their Web-based activities over the Internet without having to maintain internal IT and other systems-related staffing and equipment. Through this facility, iBIZ provides Web-hosting services, including hardware connections, scalable bandwidth, and back-up servers to ensure clients of continuous data traffic and Internet-based operations with uninterrupted connectivity. iBIZ also provides high levels of physical and systems security and around-the-clock maintenance, monitoring and technical support. The facility has an extensive raised floor, with secured cabinet space for up to 390 clients, 11 full-size, individually secured data suites, and a mezzanine level with rack space for 1200 leased computer servers. Additionally, the facility has space available for custom built enclosures. The iBIZ-designed infrastructure includes 3 primary environmental control systems, uninterruptible power systems with battery and generator back-up functions. The facility is connected by 3 diverse optical fiber routes and by 4 major access providers, delivering Internet traffic directly to the Internet backbone.

         iBIZ's principal offices are located at 1919 West Lone Cactus, Phoenix, Arizona 85021. iBIZ maintains a website at www.ibizcorp.com. The information on the website is not part of this prospectus.


         Statements regarding the various hardware products offered by the Company, joint ventures, marketing agreements and web-hosting services are forward-looking and you should not rely on them or assume that the products discussed will ever be shipped in quantities sufficient to generate material revenue or that marketing agreements and web-hosting services will generate any revenue. Many products discussed in this prospectus may ultimately not be sold or may only be sold in limited quantities. Technology used in computer products is subject to rapid obsolescence, changing consumer preferences, software advancements, and competitors' products time to market. These factors, among others, may result in unforeseen changes in the types of products ultimately sold and services offered by the Company.

         PRODUCTS

         INVNSYS engages in the business of designing, manufacturing and distributing small-footprint desktop computers, transaction printers, general purpose financial application keyboards, numeric keypads, cathode ray tube ("CRT") and thin-film transistor liquid-crystal-display ("TFT-LCD") monitors and related products. INVNSYS also markets a line of original equipment manufacturer ("OEM") notebook computers and distributes color printers. In addition to hardware, in December 1999, INVNSYS began reselling third-party hardware, software, and related supplies. INVNSYS provides DSL services to commercial consumers through an agreement with Northpoint Communications, Inc. and began offering co-location services on September 14, 2000.

         INVNSYS' continued success is partially dependent upon the introduction of new products and the enhancement of existing products. INVNSYS is actively engaged in the design and development of additional computers and peripherals to augment its present product line. Currently, INVNSYS designs many of its products in-house. INVNSYS employs a seven-person product design and development staff that is managed directly by Kenneth Schilling. During fiscal years 2000 and 1999, INVNSYS spent $7,942 and $5,014, respectively, on expenses directly allocated for research and development.

         Because of the rapid pace of technological advances in the personal computer industry, INVNSYS must be prepared to design, develop, manufacture and market new and more powerful hardware products in a relatively short time span. While INVNSYS believes that it has been successful to date in accomplishing that goal, there can be no assurance that it will continue to do so in the future.

         - Personal Computers. We offer two small footprint personal computers, the Sahara and the Safari.

         - Keyboards. We market a range of keyboards and numeric keypads targeted at financial institutions. We market our "KeySync" line of keyboards and lapboards, specifically designed for use with hand-held personal organizers such as 3COM's Palm(TM) devices.

         - Displays and Monitors. We sell a line of space-saving, zero-emission Harsper TFT-LCD flat panel displays. We believe our TFT-LCD panels take up less than one-tenth of the space needed for an equivalent cathode ray tube monitor and are some of the thinnest available on the market. We also offer a line of traditional monitors.

         - Notebook Computers. We market a complete line of competitively priced, build-to-order notebook computers. Currently, we sell two models, the Apache and the Phoenix.

         - Printers and Peripherals. We are an authorized distributor of Epson printers and peripherals and currently offer two transactional printers.

         - Third-Party Hardware, Software, and Related Supplies. In an effort to provide our customers a wider range of products, we recently began reselling third-party hardware, software, and related supplies.

         SERVICES


         Responding to market demand for complete network solutions, INVNSYS began providing network integration services in the last quarter of 1999. Through previous contacts developed by its Director of Network Services prior to joining the Company, INVNSYS acquired network integration service accounts with American Express, Motorola, and Intel.


         Expanding its networking capabilities, in November 1999, INVNSYS entered into an agreement with Northpoint Communications. Through this agreement, INVNSYS began offering digital subscriber line ("DSL") services to commercial customers. DSL service is an emerging technology providing high-speed Internet connections over phone carriers' existing copper wiring at connection speeds ranging from 144 KBPS to 1.5 MBPS. Management believes DSL service offers a lower cost alternative to competing products such as T-1 and frame relay services that provide similar connection speeds but require additional infrastructure expenditures.

         Management believes that the addition of network integration and DSL services will allow INVNSYS to expand its customer base by enabling the Company to offer complete networking solutions. To date, INVNSYS has recognized no significant revenue from these new services. There can be no assurance that INVNSYS will be successful in developing, integrating and profiting from its network integration or DSL services.

         INVNSYS completed a co-location facility in August, 2000 and opened it for service on September 14, 2000. "Co-location" is providing network connections, such as Internet leased lines, to several servers housed together in a server room. Typically, we provide a server, usually a Web server, located at our dedicated facility designed with resources which include a secured cage or cabinet, regulated power, dedicated internet connection, security and support.

         Our co-location facility offers our customers a secure place to physically house their hardware and equipment. The potential for fire, theft, or vandalism is much greater locating such equipment in their offices or warehouse. Our facility also offers high security - including cameras, fire detection and extinguishing devices - multiple connection feeds, filtered power, backup power generators and other items to ensure high-availability, which is mandatory for all Web-based, virtual businesses.

         Our customers prefer co-location because the server-owners want their machine to be on a high-speed Internet connection and/or they do not want the security risks of having the server on their own network.

         There can be no assurance that INVNSYS will develop the economies of scale or obtain the customer base necessary to achieve long-term profitability in its co-location facility.

         MARKETING, SALES AND DISTRIBUTION

         INVNSYS markets and distributes products directly to end users through a direct sales force, regional resellers, value-added providers in the banking and point-of-sale ("POS") market and Internet commerce sites. INVNSYS has a direct sales force of nine employees, directed by Mr. Schilling, who market INVNSYS' products.


         INVNSYS has discontinued selling its products to retail customers through its website.



         In January 2000, INVNSYS was named the exclusive United States distributor (subsequently, INVNSYS permitted the agreement to become non-exclusive) of certain current and all new Harsper Co., Ltd. TFT-LCD products and services. The Master Distribution Agreement is effective until September 31, 2001, subject to annual renewal unless terminated by either party prior to the then effective renewal date. After the initial period, the agreement may be terminated subject to mutual acceptance of the parties and upon 30 days written notice.



         INVNSYS also distributes its products to regional resellers, national distributors and to retail stores such as CompUSA, Inc. and Fry's Electronics. INVNSYS is actively seeking to expand it distribution of PDA accessories to additional retail stores but there is no assurance that this expansion will occur.


         INVNSYS has a marketing agreement with Global Telephone Communication, Inc. ("Global"), whereby Global will market INVNSYS' products in the Pacific Rim. Management believes that Global, through a joint venture with Pacific Assets International, will provide access to numerous banks throughout Asia, including Mainland China, Hong Kong, Taiwan, South Korea, Malaysia, Indonesia and Japan. To date, however, INVNSYS has not recognized revenues from its marketing agreement with Global.

         MANUFACTURING

         INVNSYS' products are engineered and manufactured by various entities in Taiwan. Currently, INVNSYS has an agreement with DataComp, a private Taiwanese company, to manufacture INVNSYS' keyboards and keypads. The Harsper TFT-LCD panels are manufactured in South Korea. First International Computer in Taiwan currently manufactures INVNSYS' Sahara desktop computers.

         These manufacturers build INVNSYS' products to INVNSYS' specifications with non-proprietary components. Therefore, the vast majority of parts used in INVNSYS' products are available to INVNSYS' competitors. Although INVNSYS has not experienced difficulties in the past relating to engineering and manufacturing, the failure of INVNSYS' manufacturers to produce products of sufficient quantity and quality could adversely affect INVNSYS' ability to sell the products its customers' demand.

         INVNSYS engages in final assembly, functional testing and quality control of its products in its Phoenix, Arizona facility. Management believes INVNSYS' completion of the final stages of manufacturing allows INVNSYS to ensure quality control for its products manufactured overseas.

         INVNSYS has entered into an agreement with Twinhead Corporation, a Taiwanese manufacturer of notebook computers ("Twinhead"), to produce build-to-order notebook computers. The design, engineering and manufacturing of INVNSYS' notebook computers is done entirely by Twinhead. Management believes this relationship allows INVNSYS to offer a broader range of products to its customers without the cost of research and development and manufacturing.

         LICENSES

         Citrix Systems, Inc. On December 30, 1998, INVNSYS entered into a licensing agreement with Citrix Systems, Inc. ("Citrix") for the use of Citrix Independent Computing Architecture ("ICA"), an emerging industry standard for server-based computing (the "ICA Agreement"). Under the ICA Agreement, INVNSYS is granted a non-exclusive, non-transferable right to incorporate ICA into Citrix-approved iBIZ computers. In addition, INVNSYS and Citrix have entered into a Citrix Business Alliance Membership Agreement dated February 22, 1999 (the "CBA Agreement"). For a membership fee, CBA membership entitles INVNSYS to engineering, sales, and marketing support by Citrix, as well as access to beta releases of new Citrix products and discounted current software products. The CBA Agreement terminated on December 31, 2000. The license was for a term of two years and the Company is currently considering whether to renew the license.

         Microsoft, Inc. In June 1999, INVNSYS entered into an agreement with Microsoft, Inc. to become an OEM system builder. Participation in this program allows INVNSYS to install genuine Microsoft operating systems in selected applications with full support from Microsoft. In addition, this agreement entitles INVNSYS to pre-production versions of Microsoft products and enables INVNSYS to provide input into development and design of new products.

         KeyLink Software License. iBIZ has an exclusive, perpetual license to use, distribute and offer for sale with associated hardware the software that facilitates the connection between the KeySync keyboard and the 3COM Palm devices.

         PATENTS AND TRADEMARKS

         INVNSYS holds no United States or foreign patents for its products. However, iBIZ has filed a patent application for its Lapboard keyboard. In general, INVNSYS believes that its continued success will depend primarily upon the technical expertise, creative skills, and management abilities of its officers, directors, and key employees rather than on patent ownership.

         iBIZ has filed an application with the United States Patent and Trademark Office for the use of the names "iBIZ" and "KeySync" and is currently investigating various other product trademarks.

         SERVICE AND SUPPORT

         INVNSYS provides its customers with a comprehensive service and support program. Technical support is provided to customers via a toll-free telephone number as well as through the iBIZ website. The number is available Monday through Friday 8:00 a.m. to 5:00 p.m., Mountain Standard Time. INVNSYS maintains a staff of approximately 20 technical and customer support representatives who respond to telephone inquiries.

         Also available on iBIZ's website are links to files for software patches and drivers used for software updates.

         INVNSYS' products have either a one-year or three-year limited warranty covering parts and service. In addition, INVNSYS offers extended service agreements, which may extend warranty coverage for up to two additional years. Under the Virtual Spare program, INVNSYS provides replacement units by next-day shipment in the event a customer's unit fails. Under this program, customers have, at no additional expense, the option to have their existing hard-drive configuration installed on the replacement unit. The customer's units are then returned to INVNSYS' Phoenix facility for service. Under INVNSYS' On-Site program, customers have the ability to have a Company-owned spare on-site for immediate availability in the event of a failure. Failed units are then returned to INVNSYS' facility for service and returned to replace the spare for future needs. INVNSYS believes its Virtual Spare and On-Site programs eliminate the need for on-site technical support for the replacement units and reduce set-up time at customer facilities.

         COMPETITION

         Personal Computers

         The personal computer industry is highly competitive. INVNSYS competes at the product level with various other personal computer manufacturers and at the distribution level primarily with computer retailers, on-line marketers and the direct sales forces of large personal computer manufacturers.

         At the product level, the personal computer industry is characterized by rapid technological advances in both hardware and software development and by the frequent introduction of new and innovative products. There are approximately 100 manufacturers of personal computers, the majority of which have greater financial, marketing and technological resources than INVNSYS. Competitors at this level include IBM, Compaq, Dell, NEC, and Gateway 2000. Gateway 2000 and NEC, among other competitors, have recently introduced smaller desk top computers than have been manufactured in the past. However, those computers are targeted for the consumer and not for the corporate customer and are more expensive than the computers offered by INVNSYS. INVNSYS' main competitors for its line of thin-client computer systems include specialty manufacturers such as WYSE Technology.

         Competitive factors include product quality and reliability, price to performance characteristics, marketing capability, and corporate reputation. In addition, a segment of the industry competes primarily for customers on the basis of price. Although INVNSYS' products are price competitive, INVNSYS does not attempt to compete solely on the basis of price.

         The intense nature of competition in the computer industry subjects INVNSYS to numerous competitive disadvantages and risks. For example, many major companies will exclude consideration of INVNSYS' products due to limited size of the company. Moreover, INVNSYS' current revenue levels cannot support a high level of national or international marketing and advertising efforts. This, in turn, makes it more difficult for INVNSYS to develop its brand name and create customer awareness. Additionally, INVNSYS' products are manufactured by third parties in Taiwan or South Korea. As such, INVNSYS is subject to numerous risks and uncertainties of reliance on offshore manufacturers, including, taxes or tariffs, non-performance, quality control, and civil unrest. Also, as INVNSYS holds no patents, the vast majority of parts used in its products are available to its competitors.

         Management believes that it can compete effectively by providing computers and peripherals utilizing unique designs and space-saving qualities, such as small footprints. Although Management believes it has been successful to date, there can be no assurance that INVNSYS will be able to compete successfully in the future.

         Services

         INVNSYS recently began offering network integration services and DSL high-speed Internet connection services. Although management believes these services will enable INVNSYS to expand its customer base through the offering of complete network solutions, each service will experience intense competition. For example, network integration services are offered by a wide range of competitors, including large established companies such as IBM and AT&T, as well as small private entities. Many of INVNSYS' competitors in network integration services are more established and have greater resources. INVNSYS has a technology manager with significant network integration experience and industry contacts. However, as this is a new line of business, no assurance can be given that INVNSYS will be able to expand its business of network integration services.

         Similarly, the market for Internet connection services is highly competitive. INVNSYS' agreement with Northpoint Communications enables it to offer DSL high-speed Internet connection services. DSL is an emerging technology that allows for higher speed connections over existing copper phone lines. Currently, large established companies such as Qwest Communications (formerly U.S. West Communications), COX Communications, Covad Communications and Rhythms NetConnections offer DSL services. Co-location and data warehousing competitors include large public companies such as Exodus Communications, GST, Above-Net, and Global Center. Management believes that these companies' greater resources may increase market awareness and acceptance of DSL and co-location services. However, as INVNSYS has only recently entered the market for Internet connection services, there can be no assurance that it can successfully compete in the marketplace.

         INVNSYS' DSL services also compete with numerous local and national conventional dial-up Internet service providers such as America Online and MindSpring. Although capable of providing higher connection speeds than traditional modem dial-up services, the market for DSL services is currently limited by the technological requirement that customers be located within a fixed proximity of a central office which provides the service. In contrast, conventional dial-up Internet services, while providing slower connection speeds, may be accessed by any telephone line. There can be assurance that the market for DSL services will develop to successfully compete against conventional dial-up Internet service providers or that INVNSYS will successfully market its DSL services. There can be no assurance that the changes in technology will not make co-location services obsolete or that INVNSYS will achieve the necessary market penetration in its geographic region necessary to achieve profitability in its co-location facility.

         Reselling

         As part of its efforts to provide complete networking solutions, in December 1999, INVNSYS began reselling third-party hardware, software, and related supplies to business customers. The market for reselling these products is highly competitive. INVNSYS competes against a wide range of competitors, including the direct sales forces of companies such as CompUSA, and ASAP Software Express, a division of Corporate Express, Inc., and mail order companies such as Insight Enterprises, and Computer Discount Warehouse. Many of INVNSYS' competitors are more established and have greater resources. Management believes that INVNSYS can compete effectively in this market segment in that INVNSYS can provide complete network solutions in conjunction with competitively priced third-party hardware, software and related supplies. To date, management estimates that the reselling of third-party software has generated sales of approximately $100,000 per month. However, there is no assurance that iBIZ's relationship with its third-party suppliers will continue, that such revenue levels will be sustained or that the Company will be able to effectively compete in the third-party reselling market segment.

         CUSTOMERS FOR PRODUCTS

         Throughout its history, INVNSYS' ability to deliver innovative product designs and quality customer service has enabled it to provide products to major financial institutions including Wells Fargo, Bank of America, Security Pacific, Northrim Bank, and First Interstate Banks. Currently, no single customer accounts for more than 10% of INVNSYS' product revenues.

         EMPLOYEES; LABOR RELATIONS

         As of November 20, 2000, INVNSYS had approximately 53 full-time employees. No employee of INVNSYS is represented by a labor union or is subject to a collective bargaining agreement. INVNSYS has never experienced a work-stoppage due to labor difficulties and believes that its employee relations are good.

         FCC REGULATIONS

         The Federal Communications Commission (the "FCC") has adopted regulations setting radio frequency emission standards for computing equipment. Management believes all of INVNSYS' current products meet applicable FCC and foreign requirements.

         INVNSYS is in the process of exploring foreign operations. Many foreign jurisdictions require governmental approval prior to the sale or shipment of personal computing equipment and in certain jurisdictions such requirements are more stringent than in the United States. Any delays or failures in obtaining necessary approvals from foreign jurisdictions may impede or preclude INVNSYS' efforts to penetrate such markets.

         USE OF TRADEMARKS AND TRADENAMES

         All trademarks and trade names used in this prospectus are the property of their respective owners.

       ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.


         Through its operating subsidiary, INVNSYS, iBIZ designs, manufactures, and distributes small footprint desktop computers, transaction printers, general purpose financial application keyboards, numeric keypads, CRT's, TFT-LCD monitors and related products. INVNSYS also markets a line of OEM notebook computers and distributes a line of transactional and color printers. During fiscal 2000, iBIZ began offering network integration services, digital subscriber line high-speed Internet connection services, a co-location server facility and business-to-business software sales. To provide a greater range of products, iBIZ recently began reselling third-party hardware, software and related supplies.


       SELECTED FINANCIAL INFORMATION.

                                                                          YEAR ENDED
                                                                          ----------
                                                            10/31/99                       10/31/00
                                                            --------                       --------
Statement of Operations Data                              $                              $
         Net sales                                          2,082,515                      4,144,822
         Gross profit                                         399,610                        841,100
         Operating income (loss)                           (1,074,180)                    (3,570,789)
         Net earnings (loss) after tax                     (1,053,563)                    (5,455,678)
         Net earnings (loss) per share                         (0.04)                        (0.18)

Balance Sheet Data
         Total assets                                       1,043,030                      4,016,882
         Total liabilities                                  1,476,557                      3,135,576
         Stockholders' equity (deficit)                      (433,527)                       881,306

                                                                          YEAR ENDED
                                                                          ----------
                                                            10/31/98                       10/31/99
                                                            --------                       --------
Statement of Operations Data                              $                               $
         Net sales                                          3,402,681                        2,082,515
         Gross profit                                       1,182,885                          399,610
         Operating income (loss)                              112,882                       (1,074,180)
         Net earnings (loss) after tax                         51,182                       (1,053,563)
         Net earnings (loss) per share                           5.12                          (0.04)
Balance Sheet Data

         Total assets                                       1,508,944                      1,043,030
         Total liabilities                                  1,991,007                      1,476,557
         Stockholders' equity (deficit)                      (482,063)                      (433,527)

       RESULTS OF OPERATIONS.

         Fiscal year ended October 31, 2000 compared to fiscal year ended October 31, 1999.

         Revenues. Sales increased by approximately 99% to $4,144,822 in the fiscal year ended October 2000 from $2,082,515 in the fiscal year ended October 1999. The increase was mainly a result of marketing a new line of products and distributing third-party software.

         Cost of Sales. The cost of sales of $3,303,722 in the fiscal year ended October 2000 rose from $1,682,905 in the fiscal year ended October 1999, or approximately a 96% increase. This rise reflects a coinciding increase in the sale of products resulting in the purchase of more hardware from INVNSYS' overseas suppliers.

         Gross Profit. Gross profit increased by approximately 110% to $841,100 in the fiscal year ended October 2000 from $399,610 in the fiscal year ended October 1999. The significant increase resulted primarily from the increase in revenues coupled with the cost of sales that did not increase in direct proportion to the increase in revenues.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately 199% to $4,411,889 in the fiscal year ended October 2000 from $1,473,790 for the fiscal year ended October 1999. The increase was primarily due to costs of developing new lines of business (principally DSL and co-location services) and fees paid in connection with financing activities.

         Interest Expense. Interest expense of $58,085 for the fiscal year ended October 1999 and of $101,563 for the fiscal year ended October 2000 was accrued on notes payable to Community First National Bank primarily extended for working capital purposes and on convertible debentures issued to various investors as described herein.

         Interest Expense - Convertible Debenture-Beneficial Conversion Feature. The Company has issued convertible debt securities with a non-detachable conversion feature that was "in the money" at the date of issue. The Company accounts for such securities in accordance with Emerging Issues Task Force Topic D-60. The Company has recorded the fair value of the beneficial conversion feature as interest expense and an increase to Paid-in Capital in Excess of Par Value of Stock. Interest expense of $1,860,454 for the fiscal year ended October 2000 was incurred under the Company's convertible debenture-beneficial conversion feature.

         Net Earnings. Net loss increased to $5,455,678 for the fiscal year ended October 2000 from a net loss of $1,053,563 for the fiscal year ended October 1999. The loss resulted from the significant increase in the selling, general and administrative expenses and the imposition of interest expenses for the Company's convertible debenture-beneficial conversion feature.

         Fiscal year ended October 31, 1999 compared to fiscal year ended October 31, 1998.

         Revenues. Sales decreased by approximately 39% from $3,402,681 in the fiscal year ended October 1998 to $2,082,515 in the fiscal year ended October 1999. The decrease was mainly as a result of the focus by management on raising financing for iBIZ and a transition to a new line of products. INVNSYS experiences short product life cycles and the declining revenues reflect declining sales volumes for existing products which were not replaced by any significant sales of new products, and which management estimates did not exceed $10,000.

         Cost of Sales. The cost of sales of $2,219,796 in the fiscal year ended October 1998 declined to $1,682,905 in the fiscal year ended October 1999, or an approximate 24% decrease. This decline reflects a coinciding decrease in the sale of products resulting in the purchase of less hardware from INVNSYS' overseas suppliers.

         Gross Profit. Gross profit decreased by approximately 66% from $1,182,885 in the fiscal year ended October 1998 to $399,610 in the fiscal year ended October 1999. The significant decrease resulted primarily from the decrease in revenues coupled with the cost of sales that did not decrease in direct proportion to the decrease in revenues. Gross profits also decreased as a result of selling more products to retailers at lower prices and a decline in maintenance service income, both of which reflected greater competitiveness in the product sector.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately 38% from $1,070,003 in the fiscal year ended October 1998 to $1,473,790 for the fiscal year ended October 1999. The increase was primarily due to costs of consulting paid in connection with the acquisition, legal and accounting fees associated with the acquisition and an increase in the salaries of INVNSYS' key employees.

         Interest Expense. Interest expense of $58,085 for the fiscal year ended October 1999 and of $75,282 for the fiscal year ended October 1998 was accrued on notes payable to Community First National Bank primarily extended for working capital purposes. The decline in interest expense resulted from repayment of most of the principal of the notes in June, 1999.

         Net Earnings. Net earnings decreased from $51,182 for the fiscal year ended October 1998 to a loss of $1,053,563 for the fiscal year ended October 1999. The loss resulted from an increase in the selling, general and administrative expenses, a cost of sales decrease that was not in proportion to the significant decrease in revenues, and a substantial decrease in revenues for the fiscal year ended October 1999.

       LIQUIDITY AND CAPITAL RESOURCES

         The Company has spent substantial funds on construction and installation of its co-location facility and expansion of its sales and marketing efforts. As a result, the Company has consistently raised capital to maintain the business as a going concern.

         Since December 1, 1999, the Company has raised approximately $5,900,000 through the sale of convertible debentures, convertible notes, common stock and warrants to various individuals. The Company relied upon either Section 4(2) or Regulation D, Rule 506 promulgated under the Securities Act of 1933 with respect to these sales of common stock. The Company currently has commitments for an additional $2,900,000, subject to meeting certain representations, warranties, covenants, and conditions.

         In September, Globe United Holdings, Inc. ("Globe"), converted debentures totaling $350,000 and received 1,163,432 shares of common stock and Lites Trading, Inc. ("Lites"), converted debentures totaling 672,672 and received 2,172,247 shares of common stock, including stock paid for interest due. As of December 29, 2000, Lites had an aggregate of $750,000 in principal amount of debentures outstanding due and payable on March 27, 2005.

         From October to December 2000, the Company raised $2.1 million dollars by issuing 8% convertible debentures. The debentures are due and payable on October 30, 2002, and December 18, 2002, unless converted into common stock of the Company prior to that time. Management anticipates exercising its rights to obtain an additional $900,000 before April 2001, but there is no assurance that it will meet the conditions necessary to do so. In December 2000, two parties converted their 8% convertible debentures totaling $27,000 and received 144,742 shares of common stock, including stock paid for interest due.

         Future minimum lease payments on the Company's facility (excluding taxes and expenses) are as follows:

                                 October 31, 2001       $  161,280
                                 October 31, 2002          169,344
                                 October 31, 2003          177,816
                                 October 31, 2004          186,708
             November 1, 2004 - December 31, 2024        6,482,145
             ------------------------------------        ---------
                                            TOTAL       $7,177,263
             ------------------------------------        ---------

         Rent expense for the years ended October 31, 2000 and 1999 was $160,311 and $86,959, respectively. The Company charged $764,595 and $15,492 to operations for advertising costs for the years ended October 31, 2000 and 1999, respectively.

         The note payable to Community First National Bank demands monthly payments of principal and interest of $545 with interest at 7% until March 7, 2003.


         The Company believes that the amounts committed of approximately $2.9 million (assuming the Company meets the representations, warranties, covenants, and conditions to receive those amounts) should be sufficient to finance the Company's business plans through the Company's fiscal year ended October 31, 2001. Without obtaining a portion of the $2.9 million very soon the Company may face reduction in its workforce.


                        ITEM 18. DESCRIPTION OF PROPERTY.

         On July 1, 1999, iBIZ began leasing an approximately 15,000 square foot custom-built office building located at 1919 West Lone Cactus, Phoenix, Arizona. The facility is used for administration, design, engineering and assembly of products. iBIZ's lease ("Lease") is for a term of 26.5 years, with monthly rental payments of $12,800, subject to annual increases, plus taxes and operating costs.

         The facility is leased from Lone Cactus Capital Group, L.L.C., a limited liability company in which Kenneth Schilling is a member. Mr. Schilling and his wife, Diane, personally guarantee the Lease. The Lease is no longer secured by the assets of the Company. Management believes this new facility provides adequate space to accommodate iBIZ's current plan of growth and expansion.


         The Company does not have a policy regarding investments in real estate, mortgages, or in companies investing in real estate or mortgages. The Company is not presently contemplating an investment in real estate.

            ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.


         While a private company, INVNSYS (now iBIZ) made loans totaling $992,037 to Kenneth Schilling. These loans are payable on demand and accrued interest at eight percent (8%) during 1997 and six percent (6%) during 1998 and 1999. As of January 31, 2001, the balance of the loans payable by Mr. Schilling to INVNSYS totaled approximately Three Hundred Eighty-Four Thousand Nine Hundred Eighty-Eight Dollars and Ninety-Four Cents ($384,988.94). Mr. Schilling, as trustee of the Moorea Trust, pledged 2,000,000 shares of iBIZ common stock to secure this debt.



         iBIZ leases its facility from Lone Cactus Capital Group, L.L.C., a limited liability company in which Kenneth Schilling is a member. iBIZ believes the terms of the lease are at an arms-length fair market rate.


       ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         The Company's common stock is currently traded on the OTC Bulletin Board. The common stock was initially listed under the symbol "EVCV" on June 3, 1998, and trading began on July 16, 1998. On October 26, 1998, the Company changed its trading symbol to "IBIZ." The following charts indicate the high and low sales price for the Company's common stock for each fiscal quarter between November 1, 1998, and October 31, 2000, as quoted on the OTC:BB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                         1999 - 2000 Common Stock Prices

                               Symbols EVCV / IBIZ

               -----------------------------------------------
                                                Price
               Quarter Ended             High            LOW
               -----------------------------------------------
                  January 99             2.563          1.156
                    April 99             1.875          0.750
                     July 99             2.266          0.625
                  October 99             1.500          0.844
                  January 00             2.063          0.969
                    April 00             3.188          0.938
                     July 00             1.281          0.625
                  October 00             1.219          0.375
               -----------------------------------------------

         As of December 29, 2000, management believes there to be 163 holders of record of iBIZ's common stock. To date, iBIZ has not paid any dividends on its common stock. iBIZ does not currently intend to pay dividends in the future. iBIZ is prohibited from declaring or paying dividends while certain debentures or warrants are outstanding.

                        ITEM 21. EXECUTIVE COMPENSATION.

         The Board believes that leadership and motivation of the Company's executives are critical to establishing iBIZ's preeminence both in the marketplace and as an investment for stockholders. The Board is responsible for ensuring that the individuals in executive positions are highly qualified and that they are compensated in a manner that furthers the Company's business strategies and aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

         - offer competitive total compensation value that will attract the best talent to iBIZ; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

         - encourage executives to manage from the perspective of owners with an equity stake in the Company.


         - IBIZ's compensation program for executive officers is targeted to provide highly competitive total compensation levels (including both annual and long-term incentives) for highly competitive performance.


         The following table sets forth certain compensation paid or accrued by the Company to certain of iBIZ's executive officers during fiscal years ended 2000 and 1999.


                                        SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------
                                                             Fiscal
                Name and Principal Position                   Year     Salary ($)      Bonus      OPTIONS(1) (#)
-----------------------------------------------------------------------------------------------------------------
  Kenneth W. Schilling, President & CEO                       1999     $200,000                       250,000
                                                              2000     $200,000       $40,000
  Terry S. Ratliff, Vice President, Chief Financial
  Officer, Director                                           1999      $88,000                       300,000
                                                              2000      $88,000       $40,000
  Mark H. Perkins, Executive Vice President, Director         1999      $88,000                       300,000
                                                              2000      $88,000       $40,000



         (1) Includes 50,000 options granted for service as a director of the Company.






                        OPTION GRANTS IN LAST FISCAL YEAR


         No options were granted during the fiscal year ended October 31, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
----------------------------------------------------------------------------------------------------------
                                                       Number of Unexercised      VALUE OF UNEXERCISED
                             Shares                   Options at Fiscal Year     IN-THE-MONEY OPTIONS AT
                           Acquired on      Value        End Exercisable/     FISCAL YEAR END EXERCISABLE/
          Name            Exercise (#)   Realized ($)     Un-exercisable           UN-EXERCISABLE (1)
----------------------------------------------------------------------------------------------------------
Kenneth W. Schilling           -0-            -0-          225,000/25,000                 $0/$0
Terry S. Ratliff               -0-            -0-          325,000/25,000                 $0/$0
Mark H. Perkins                -0-            -0-          325,000/25,000                 $0/$0
----------------------------------------------------------------------------------------------------------

(1) Based on closing price of the Common Stock on October 31, 2000 of $0.4844 per share. None of the options are "in-the-money."

There were no long-term incentive plans or rewards made in fiscal 2000.

                  COMPENSATION OF DIRECTORS


         Pursuant to the terms of their employment agreements, effective April 22, 1999, Messrs. Schilling, Perkins and Ms. Ratliff each received fifty thousand (50,000) options to purchase fifty thousand (50,000) shares of common stock in consideration for their services as directors of iBIZ. Of this 50,000, 25,000 vested on April 22, 2000, and the final 25,000 will vest on April 22, 2001. Each director holds office until the next annual meeting of shareholders or until their successors are elected and qualified.


                  EMPLOYMENT AGREEMENTS

                  EMPLOYMENT AGREEMENT FOR KENNETH W. SCHILLING

         Effective March 5, 1999, Kenneth W. Schilling and iBIZ entered into an Employment Agreement (the "Agreement"), as amended as of April 22, 1999.

         Under the Agreement, Mr. Schilling has been retained to act as President and Chief Executive Officer of iBIZ. The Agreement is for a term of two years ending March 4, 2001. Under the Agreement, Mr. Schilling shall receive an annual base salary of $200,000. In addition, effective April 22, 1999, Mr. Schilling received two hundred fifty thousand (250,000) options to purchase two hundred fifty thousand (250,000) shares of common stock of iBIZ at an exercise price of $0.75 per share. Two hundred thousand (200,000) options were issued in consideration of Mr. Schilling's services as an officer of iBIZ and fifty thousand (50,000) options were issued in consideration for services as a director. Two hundred thousand (200,000) options vested upon granting on April 22, 1999, and twenty-five thousand (25,000) options vested on April 22, 2000. An additional 25,000 will vest on April 22, 2001.

         The Agreement provides that upon total and permanent disability, as defined in the Agreement, iBIZ shall pay Mr. Schilling such benefits as may be provided to officers of iBIZ under any Company provided disability insurance or similar policy or under any iBIZ adopted disability plan. In the absence of such policy or plan, iBIZ shall continue to pay Mr. Schilling for a period of not less than six months the compensation then in effect as of the effective date of his termination.

         Mr. Schilling may terminate the Agreement upon written notice, within thirty (30) days following the occurrence of an event constituting "Good Reason," as defined below. Upon the termination by Mr. Schilling for Good Reason, Mr. Shilling will be entitled to receive a payment equal to the lesser of: (1) an amount equal to one-half of his annual base salary in effect at the time of termination; or (2) the remaining compensation due to Mr. Schilling under the terms of the Agreement. If Mr. Schilling fails to exercise his rights to terminate the Agreement for Good Reason within thirty (30) days following an event constituting Good Reason, such rights shall expire and be of no further force or effect.

         "Good Reason" is defined to mean the occurrence of any of the following events without Mr. Schilling's consent: (1) assignment of Mr. Schilling to any duty substantially inconsistent with his position or duties contemplated by the Agreement or a substantial reduction of his duties contemplated by the Agreement; (2) the removal of any titles bestowed under the Agreement; (3) any material breach or failure of iBIZ to carry out the provisions of the Agreement after notice and an opportunity to cure; and (4) the relocation of Mr. Schilling, his corporate office facilities, or personnel outside the Phoenix metropolitan area.


         The Company is currently negotiating a new employment agreement with Mr. Schilling for an additional three years.


                     EMPLOYMENT AGREEMENT FOR TERRY RATLIFF

         Effective March 5, 1999, Terry Ratliff and iBIZ entered into an Employment Agreement (the "Agreement"), as amended as of April 22, 1999.

         Under the Agreement, Ms. Ratliff has been retained to act as Vice-President/Controller of iBIZ. The Agreement is for a term of two years ending March 4, 2001. Under the Agreement, Ms. Ratliff shall receive an annual base salary of $88,000.

         In addition, effective April 22, 1999, Ms. Ratliff received three hundred thousand (300,000) options to purchase three hundred thousand (300,000) shares of common stock of iBIZ at an exercise price of $0.75 per share. Three hundred thousand (300,000) options were issued in consideration of Ms. Ratliff's services as an officer of iBIZ and an additional fifty thousand (50,000) options were issued in consideration for services as a director. Three hundred thousand (300,000) options vested upon granting on April 22, 1999, and twenty-five thousand (25,000) options vested on April 22, 2000. An additional 25,000 will vest on April 22, 2001.

         The other terms of Ms. Ratliff's Employment Agreement are identical in all material respect to Ms. Schilling's.


         The Company is currently negotiating a new employment agreement with Ms. Ratliff for an additional three years.


                      EMPLOYMENT AGREEMENT FOR MARK PERKINS

         Effective March 5, 1999, Mark Perkins and iBIZ entered into an Employment Agreement (the "Agreement"), as amended as of April 22, 1999.

         Under the Agreement, Mr. Perkins has been retained to act as Vice-President of Operations of iBIZ. The Agreement is for a term of two years ending March 4, 2001. Under the Agreement, Mr. Perkins shall receive an annual base salary of $88,000.

         In addition, effective April 22, 1999, Mr. Perkins received three hundred thousand (300,000) options to purchase three hundred thousand (300,000) shares of common stock of iBIZ at an exercise price of $0.75 per share. Three hundred thousand (300,000) options were issued in consideration of Mr. Perkins's services as an officer of iBIZ and an additional fifty thousand (50,000) options were issued in consideration for services as a director. Three hundred thousand (300,000) options vested upon granting on April 22, 1999, and twenty-five thousand (25,000) options vested on April 22, 2000. An additional 25,000 will vest on April 22, 2001.

         The other terms of Mr. Perkins's Employment Agreement are identical in all material respect to Ms. Schilling's.


         The Company is currently negotiating a new employment agreement with Mr. Perkins for an additional three years. Item 22.

                         ITEM 22. FINANCIAL STATEMENTS.












                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                            OCTOBER 31, 2000 AND 1999

                                TABLE OF CONTENTS



                                                                       PAGE NO.
                                                                       --------

INDEPENDENT AUDITORS' REPORT.......................................        1

FINANCIAL STATEMENTS

       Consolidated Balance Sheets.................................        2

       Consolidated Statements of Operations.......................        3

       Consolidated Statements of Stockholders' Equity.............      4 - 7

       Consolidated Statements of Cash Flows.......................      8 - 9

       Notes to Consolidated Financial Statements..................     10 - 26

                          INDEPENDENT AUDITORS' REPORT




To The Board of Directors and Stockholders
IBIZ Technology Corp. and Subsidiary
Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of IBIZ Technology Corp. and Subsidiary as of October 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IBIZ Technology Corp. and Subsidiary as of October 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




MOFFITT & COMPANY, P.C.
SCOTTSDALE, ARIZONA


December 30, 2000

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                            OCTOBER 31, 2000 AND 1999




                                     ASSETS


                                                                            2000                          1999
                                                                         ----------                    ----------

CURRENT ASSETS
       Cash and cash equivalents                                         $  631,375                    $   25,343
       Accounts receivable                                                  432,113                       212,300
       Inventories                                                          439,582                       268,087
       Prepaid expenses                                                     104,874                        38,984
                                                                         ----------                    ----------



              TOTAL CURRENT ASSETS                                        1,607,944                       544,714
                                                                         ----------                    ----------






PROPERTY AND EQUIPMENT, NET OF
   ACCUMULATED DEPRECIATION                                               1,948,715                       124,747
                                                                         ----------                    ----------






OTHER ASSETS
       Notes receivable, officers                                           391,332                       356,810
       Customer list, net of accumulated amortization                         7,932                             0
       Deposits                                                              60,959                        16,759
                                                                         ----------                    ----------

              TOTAL OTHER ASSETS                                            460,223                       373,569
                                                                         ----------                    ----------





              TOTAL ASSETS                                               $4,016,882                    $1,043,030
                                                                         ==========                    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                              2000                            1999
                                                                          -----------                     -----------
CURRENT LIABILITIES
       Accounts payable                                                   $   973,894                     $   762,965
       Accrued liabilities
        Payroll                                                                96,283                          31,295
        Other                                                                 101,736                         106,904
       Customer deposits                                                            0                         115,408
       Sales and payroll taxes payable                                         89,023                          98,774
       Corporation income taxes payable                                        19,028                          19,078
       Deferred income                                                         85,798                          54,962
       Convertible debentures payable                                               0                         200,000
       Notes payable, current portion                                           5,335                          67,497
                                                                          -----------                     -----------

              TOTAL CURRENT LIABILITIES                                     1,371,097                       1,456,883
                                                                          -----------                     -----------

LONG - TERM LIABILITIES
       Convertible debentures payable                                       1,750,000                               0
       Notes payable                                                           14,479                          19,674
                                                                          -----------                     -----------

              TOTAL LONG - TERM LIABILITIES                                 1,764,479                          19,674
                                                                          -----------                     -----------

STOCKHOLDERS' EQUITY
       Common stock
          Authorized - 100,000,000 shares, par
            value $.001 per shares
          Issued and outstanding
             October 31, 1999 - 26,370,418 shares                                   0                          26,370
             October 31, 2000 - 37,812,425 shares                              37,813                               0
       Paid in capital in excess of par value of stock                      7,940,384                       1,106,266
       Advance on stock subscription                                                0                          75,000
       Retained earnings                                                   (7,096,891)                     (1,641,163)
                                                                          -----------                     -----------

              TOTAL STOCKHOLDERS' EQUITY                                      881,306                        (433,527)
                                                                          -----------                     -----------

              TOTAL LIABILITIES AND
                 STOCKHOLDERS' EQUITY                                     $ 4,016,882                     $ 1,043,030
                                                                          ===========                     ===========


            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED OCTOBER 31, 2000 AND 1999




                                                                                   2000                              1999
                                                                               ------------                     ------------

SALES                                                                          $  4,144,822                     $  2,082,515

COST OF SALES                                                                     3,303,722                        1,682,905
                                                                               ------------                     ------------

       GROSS PROFIT                                                                 841,100                          399,610

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                                                       4,411,889                        1,473,790
                                                                               ------------                     ------------

(LOSS) BEFORE OTHER INCOME (EXPENSE)                                             (3,570,789)                      (1,074,180)
                                                                               ------------                     ------------

OTHER INCOME (EXPENSE)
       Cancellation of debt                                                          39,950                          154,933
       Other income                                                                       0                           32,339
       Interest income                                                               37,178                           28,260
       Interest expense                                                            (101,563)                         (58,085)
       Interest expense - convertible debentures-beneficial
        conversion feature                                                       (1,860,454)                               0
                                                                               ------------                     ------------

        TOTAL OTHER INCOME (EXPENSE)                                             (1,884,889)                         157,447
                                                                               ------------                     ------------

(LOSS) BEFORE INCOME TAXES                                                       (5,455,678)                        (916,733)

INCOME TAXES                                                                             50                          136,830
                                                                               ------------                     ------------

NET (LOSS)                                                                     $ (5,455,728)                    $ (1,053,563)
                                                                               ============                     ============



NET (LOSS) PER COMMON SHARE

       Basic and Diluted                                                       $      ( .18)                    $       (.04)
                                                                               ============                     ============

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING                                                            30,425,004                       25,116,013
                                                                               ============                     ============

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS
                             OF STOCKHOLDERS' EQUITY
                  FOR THE YEARS ENDED OCTOBER 31, 2000 AND 1999

                                                              COMMON STOCK
                                                              ------------
                                                        SHARES            AMOUNT
                                                        ------            ------
BALANCE, NOVEMBER 1, 1998                              8,000,000        $    8,000

ISSUANCE OF COMMON STOCK FOR ACQUISITION
   OF INVNSYS TECHNOLOGY CORPORATION AND
   TRANSFER OF NET ASSETS AT BOOK VALUE
   PER REVERSE ACQUISITION                            16,000,000            16,000

ISSUANCE OF COMMON STOCK FOR CASH
   AT .35(CENT)PER SHARE                                 640,318               640
   AT .50(CENT)PER SHARE                               1,730,100             1,730

FEES AND COSTS FOR ISSUANCE OF STOCK                           0                 0

ADVANCES ON STOCK SUBSCRIPTION                                 0                 0

NET (LOSS) FOR THE YEAR ENDED OCTOBER 31, 1999                 0                 0
                                                      ----------        ----------

BALANCE, OCTOBER 31, 1999                             26,370,418            26,370

NOVEMBER, 1999 - CONVERSION OF DEBENTURES
   FOR COMMON STOCK                                      300,962               301

NOVEMBER, 1999 - ISSUANCE OF COMMON STOCK
   FOR CASH                                              100,000               100

JANUARY, 2000 - ISSUANCE OF COMMON STOCK
   FOR CASH                                              250,000               250

NOVEMBER, 1999 TO JANUARY, 2000 - FEES AND
   COSTS FOR ISSUANCE OF STOCK                                 0                 0

FEBRUARY, 2000 - ISSUANCE OF COMMON STOCK
   FOR ADVANCES ON STOCK SUBSCRIPTIONS                   100,000               100

FEBRUARY, 2000 - CONVERSION OF DEBENTURES
   FOR COMMON STOCK                                      300,000               300

MARCH, 2000 - CONVERSION OF DEBENTURES FOR
   COMMON STOCK                                        1,292,482             1,293

APRIL, 2000 - CONVERSION OF DEBENTURES FOR
   COMMON STOCK                                           88,938                89

APRIL, 2000 - ISSUANCE OF COMMON STOCK FOR
   CASH FROM WARRANTS                                    420,000               420

APRIL, 2000 - ISSUANCE OF COMMON STOCK FOR
   CASH FROM STOCK OPTIONS                                70,000                70

APRIL, 2000 - ISSUANCE OF COMMON STOCK FOR
   ACCOUNT PAYABLE                                       100,000               100

            See Accompanying Notes and Independent Auditors' Report.

   PAID IN
 CAPITAL IN
  EXCESS OF           ADVANCES
  PAR VALUE           ON STOCK            RETAINED
  OF STOCK          SUBSCRIPTIONS         EARNINGS
  --------          -------------         --------
$   145,282         $   154,111         $   (74,266)

          0                   0            (513,334)

    223,471                   0                   0
    863,320            (154,111)                  0

   (125,807)                  0                   0

          0              75,000                   0

          0                   0          (1,053,563)
-----------         -----------         -----------

  1,106,266              75,000          (1,641,163)

    200,734                   0                   0

     49,900                   0                   0

    274,750                   0                   0

   (188,000)                  0                   0

     74,900             (75,000)                  0

    199,700                   0                   0

  1,039,585                   0                   0

     59,944                   0                   0

    314,580                   0                   0

     52,430                   0                   0

     49,900                   0                   0

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS
                       OF STOCKHOLDERS' EQUITY(CONTINUED)
                  FOR THE YEARS ENDED OCTOBER 31, 2000 AND 1999

                                                               COMMON STOCK
                                                               ------------
                                                          SHARES           AMOUNT
                                                          ------           ------
APRIL, 2000 - ISSUANCE OF COMMON STOCK FOR
   SERVICES                                               250,000        $      250

APRIL, 2000 - ISSUANCE OF COMMON STOCK FOR
   PAYROLL BONUSES                                         50,000                50

APRIL, 2000 - ISSUANCE OF COMMON STOCK FOR
   FEES AND COSTS FOR ISSUANCE OF COMMON STOCK            407,375               407

FEBRUARY, 2000 TO APRIL, 2000 - FEES AND COSTS
   FOR ISSUANCE OF STOCK                                        0                 0

JUNE, 2000 - ISSUANCE OF COMMON STOCK FOR
   SERVICES                                               150,000               150

JUNE, 2000 - ISSUANCE OF COMMON STOCK FOR
   SERVICES                                               362,653               363

JULY, 2000 - ISSUANCE OF COMMON STOCK FOR
   SERVICES                                               480,000               480

SEPTEMBER 2000 - ISSUANCE OF COMMON STOCK
   FOR CASH FOR EMPLOYEE STOCK OPTIONS                     20,000                20

SEPTEMBER 2000 - CONVERSION OF DEBENTURES
   FOR COMMON STOCK                                     3,335,679             3,336

SEPTEMBER, 2000 - ISSUANCE OF COMMON STOCK
   FOR CASH FOR WARRANTS                                  100,000               100

SEPTEMBER 2000 - ISSUANCE OF COMMON STOCK
   FOR CASH                                             3,040,918             3,041

OCTOBER, 2000 - ISSUANCE OF COMMON STOCK
   FOR CASH                                               223,000               223

MAY, 2000 TO OCTOBER, 2000 - FEES AND COSTS FOR
   ISSUANCE OF COMMON STOCK                                     0                 0

INTEREST EXPENSE - CONVERTIBLE DEBENTURES-
   BENEFICIAL CONVERSION FEATURE                                0                 0

NET (LOSS) FOR THE YEAR ENDED OCTOBER 31, 2000                  0                 0
                                                       ----------        ----------

BALANCE, OCTOBER 31, 2000                              37,812,425        $   37,813
                                                       ==========        ==========

            See Accompanying Notes and Independent Auditors' Report.

  PAID IN
 CAPITAL IN
 EXCESS OF             ADVANCES
 PAR VALUE             ON STOCK         RETAINED
 OF STOCK           SUBSCRIPTIONS       EARNINGS
$   210,500         $         0        $         0

     50,450                   0                  0

    483,147                   0                  0

   (668,987)                  0                  0

    131,100                   0                  0

    226,295                   0                  0

    383,520                   0                  0

     14,980                   0                  0

  1,029,612                   0                  0

     74,900                   0                  0

  1,049,911                   0                  0

    100,127                   0                  0

   (240,314)                  0                  0

  1,860,454                   0                  0

          0                   0         (5,455,728)
-----------         -----------        -----------

$ 7,940,384         $         0        $(7,096,891)
===========         ===========        ===========

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED OCTOBER 31, 2000 AND 1999

                                                                           2000                1999
                                                                           ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net (loss)                                                      $(5,455,728)        $(1,053,563)
       Adjustments to reconcile net (loss) to
         net cash (used) by operating activities
           Depreciation and amortization                                    73,357              42,104
           Loss on disposition of property and equipment                    21,081                   0
           Interest expense - convertible debentures-beneficial
             conversion feature                                          1,860,454                   0
       Changes in operating assets and liabilities
           Accounts receivable                                            (219,813)            (58,764)
           Other receivables                                                     0               1,500
           Inventories                                                    (171,495)             55,310
           Prepaid expenses                                                (65,890)            (11,984)
           Deferred tax assets                                                   0             145,054
           Accounts payable                                                222,706             (26,898)
           Accrued liabilities and taxes                                   128,242             (80,443)
           Customer deposits                                              (115,408)           (279,856)
           Deferred income                                                  30,836             (16,069)
           Changes in deposits                                             (44,200)              3,396
                                                                       -----------         -----------

              NET CASH (USED) BY OPERATING
                ACTIVITIES                                              (3,735,858)         (1,280,213)
                                                                       -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of property and equipment                              (1,918,232)            (90,315)
       Purchase of customer list                                           (11,900)                  0
                                                                       -----------         -----------

              NET CASH (USED) BY INVESTING
                ACTIVITIES                                              (1,930,132)            (90,315)
                                                                       -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Bank overdraft                                                            0             (13,700)
       Net proceeds from issuance of common stock                        2,173,901             806,873
       Advances on stock subscriptions                                           0              75,000
       Proceeds from issuance of convertible debentures payable          4,200,000             200,000
       Repayment of notes payable                                          (67,357)           (306,532)
       Increase in notes receivable, officers                              (34,522)            634,030
                                                                       -----------         -----------

              NET CASH PROVIDED BY FINANCING
                ACTIVITIES                                             $ 6,272,022         $ 1,395,671
                                                                       -----------         -----------

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  FOR THE YEARS ENDED OCTOBER 31, 2000 AND 1999


                                                                      2000              1999
                                                                      ----              ----
NET INCREASE IN CASH AND CASH EQUIVALENTS                          $  606,032        $   25,143

CASH AND CASH EQUIVALENTS, AT
   BEGINNING OF YEAR                                                   25,343               200
                                                                   ----------        ----------

CASH AND CASH EQUIVALENTS, AT
   END OF YEAR                                                     $  631,375        $   25,343
                                                                   ==========        ==========




SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION

       Cash paid during year:

          Interest                                                 $   83,801        $   56,766
                                                                   ==========        ==========

          Taxes                                                    $       50        $       50
                                                                   ==========        ==========

NON CASH INVESTING AND FINANCING
   ACTIVITIES

       Issuance of common stock for investment in Invnsys
         Technology Corporation                                    $        0        $   16,000
                                                                   ==========        ==========

       Issuance of common stock for convertible debentures         $2,333,859        $        0
                                                                   ==========        ==========

       Issuance of common stock for fees, services and
         payroll                                                   $1,486,312        $        0
                                                                   ==========        ==========

       Issuance of common stock for advances on stock
         subscriptions                                             $   75,000        $        0
                                                                   ==========        ==========

       Issuance of common stock for accounts payable               $   50,000        $        0
                                                                   ==========        ==========

       Interest expense - convertible debentures-beneficial
          conversion feature                                       $1,860,454        $        0
                                                                   ==========        ==========

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2000 AND 1999


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

         IBIZ Technology Corp. (hereinafter referred to as the Company) was organized on April 6, 1994, under the laws of the State of Florida. In January, 1999, the Company acquired Invnsys Technology Corporation, an Arizona corporation. Per the acquisition agreement, the Company issued 16,000,000 shares of newly issued restricted common stock for 100% of the issued and outstanding stock of Invnsys Technology Corporation. IBIZ Technology Corp. operates as a holding company for subsidiary acquisitions.

         Invnsys Technology Corporation (hereinafter referred to as Invnsys) is in the business of designing, manufacturing and distributing desktop computers, monitors, transactional printers, financial application keyboards, numeric keypads and related products. Invnsys also provides network integration services, digital subscriber line high speed internet connection services, business-to-business sale of software and a co-location computer data and server facility. Invnsys Technology Corporation also provides repair services and sells maintenance contracts. The corporation operates a service center in Phoenix, Arizona.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of IBIZ Technology Corp. and its wholly owned subsidiary, Invnsys Technology Corporation.

         All material inter-company accounts and transactions have been eliminated.

         CASH AND CASH EQUIVALENTS

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         INVENTORIES

         Inventories are stated at the lower of cost (determined principally by average cost) or market.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacement, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999



NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PROPERTY AND EQUIPMENT (CONTINUED)

         Invnsys depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

                  Tooling                                     3 Years
                  Machinery and equipment                  5-10 Years
                  Office furniture and equipment           5-10 Years
                  Vehicles                                    5 Years
                  Leasehold improvements                      5 Years
                  Computer software                         3-5 Years
                  Co-location equipment                    5-25 Years

         ACCOUNTING FOR CONVERTIBLE DEBT SECURITIES

         The Company has issued convertible debt securities with a non-detachable conversion feature that was "in the money" at the date of issue. The Company accounts for such securities in accordance with Emerging Issues Task Force Topic D-60. The Company has recorded the fair value of the beneficial conversion feature as interest expense and an increase to Paid in Capital in Excess of Par Value of Stock.

         CUSTOMER LISTS

         The customer list is recorded at cost and is being amortized on a straight-line basis over three years.

         ACCOUNTING ESTIMATES

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

         REVENUE RECOGNITION

         Invnsys recognizes revenue from product sales when the goods are shipped and title passes to customers.

         SALES OF MAINTENANCE AGREEMENTS

         The revenue received for the maintenance agreements is being recognized on a straight-line basis over the life of the contracts. The unearned portion is recorded as deferred income.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         INCOME TAXES

         Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         NET (LOSS) PER SHARE

         The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted (loss) per share. Basic (loss) per share is computed by dividing net (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net (loss) per share are excluded.

         RISKS AND UNCERTAINTIES

         The Company is in the computer and computer technology industry. The Company's products are subject to rapid obsolescence and management must authorize funds for research and development costs in order to stay competitive.

NOTE 2   DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company has financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at October 31, 2000 and 1999, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 3   ACCOUNTS RECEIVABLE

         A summary of accounts receivable and allowance for doubtful accounts is as follows:

                                               2000             1999
                                               ----             ----

Accounts receivable                         $ 457,113         $ 214,800

Allowance for doubtful accounts                25,000             2,500
                                            ---------         ---------

       Net accounts receivable              $ 432,113         $ 212,300
                                            =========         =========

Allowance for doubtful accounts

       Balance, beginning of year           $   2,500         $   2,500

       Additions for the year                  97,500                 0

       Write-off of uncollectible accounts
          for the year                        (75,000)                0
                                            ---------         ---------

            Balance, end of year            $  25,000         $   2,500
                                            =========         =========

NOTE 4   INVENTORIES

         The inventories are comprised of the following:

                                        2000            1999
                                        ----            ----
Finished products                     $391,479        $217,236
Demonstration and loaner units           4,070           5,731
Depot units                                  0          20,089
Office                                  44,033          24,712
Parts                                        0             319
                                      --------        --------

                                      $439,582        $268,087
                                      ========        ========

NOTE 5   PROPERTY AND EQUIPMENT

         Property and equipment and accumulated depreciation consists of:

                                         2000              1999
                                         ----              ----
Co-location equipment                 $1,719,479        $        0
Tooling                                   68,100            68,100
Machinery and equipment                   49,404            39,032
Office furniture and equipment           123,308           105,627

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 5   PROPERTY AND EQUIPMENT (CONTINUED)

                                            2000              1999
                                         ----------        ----------
Vehicles                                     39,141            39,141
Leasehold improvements                       23,179            17,031
Software                                     96,858                 0
                                         ----------        ----------
                                          2,119,469           268,931

Less accumulated depreciation               170,754           144,184
                                         ----------        ----------

     Total property and equipment        $1,948,715        $  124,747
                                         ==========        ==========

         Depreciation expense for the years ended October, 2000 and 1999 was $69,389 and $42,104, respectively.

NOTE 6   NOTES RECEIVABLE, OFFICERS

                                                                         2000            1999
                                                                         ----            ----
IBIZ Technology Corp.

      Notes to two corporation officers.
      The notes are unsecured, bear interest at
      6% and are due on January 7, 2002.                               $ 12,079        $      0

Invnsys Technology Corporation

      The related note is secured by 2,000,000 shares of common
      stock in the Company, payable on demand and accrues
      interest at 6%. Management believes the notes will not
      be collected within the current operating cycle and
      classified the asset as a long-term asset.                        379,253         356,810
                                                                       --------        --------
           Total notes receivable                                      $391,332        $356,810
                                                                       ========        ========

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 7   CUSTOMER LIST

         The customer list and accumulated amortization consists of:

                                        2000            1999
                                        ----            ----
Cost                                 $ 11,900         $      0

Less accumulated amortization          (3,968)               0
                                     --------         --------

Net customer list                    $  7,932         $      0
                                     ========         ========

         The amortization expense for the year ended October 31, 2000 and 1999 was $3,968 and $0, respectively.

NOTE 8   CUSTOMER DEPOSITS

         It is Invnsys' policy to obtain a portion of the sales price when orders are received. These funds are recorded as customer deposits and are applied to the customer invoices when the merchandise is shipped.

NOTE 9   INCOME TAXES

                                                                          2000                1999
                                                                          ----                ----
(Loss) from continuing operations
  before income taxes                                                  $(3,595,274)        $  (916,733)
                                                                       -----------         -----------

The provision for income taxes is estimated as follows:
      Currently payable                                                $        50         $         0
                                                                       -----------         -----------
      Deferred                                                         $         0         $   136,830
                                                                       -----------         -----------

Significant components of the Company's deferred tax assets and liabilities are as follows at October 31:

      Deferred tax assets:
         Net operating loss carryforwards                              $ 1,096,190         $   294,800
         Accrued expenses and miscellaneous                                 23,651              23,414
         Tax credit carryforward                                            38,424              38,424
                                                                       -----------         -----------
                                                                         1,158,265             356,638
             Less valuation allowance                                    1,158,265             356,638
                                                                       -----------         -----------

      Net deferred tax asset                                           $         0         $         0
                                                                       ===========         ===========

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 9   INCOME TAXES (CONTINUED)

                                                                      2000              1999
Deferred tax liabilities
   Property and equipment related                                  $        0        $    6,199
                                                                   ==========        ==========

A  reconciliation of the valuation allowance is as follows:

Balance, beginning of year                                         $  356,638        $  291,068
Addition to allowance for the year
   ended October 31, 2000 and 1999                                    801,627            65,570
                                                                   ----------        ----------

Balance, end of year                                               $1,158,265        $  356,638
                                                                   ==========        ==========

NOTE 10  TAX CARRYFORWARDS

         The Company has the following tax carryforwards at October 31, 2000:

                                                     EXPIRATION
             YEAR                 AMOUNT               DATE
             ----                 ------               ----
Net operating loss
        October 31, 1995        $    2,500        October 31, 2010
        October 31, 1997           253,686        October 31, 2012
        October 31, 1998            71,681        October 31, 2013
        October 31, 1999           842,906        October 31, 2019
        October 31, 2000         3,575,081        October 31, 2020
                                ----------
                                $4,745,854
                                ==========
     Capital loss
        October 31, 1997            25,600        October 31, 2002

     Contribution
        October 31, 1997               545        October 31, 2002
        October 31, 1999             2,081        October 31, 2004
        October 31, 2000             3,008        October 31, 2005

     Research tax credits           38,424

NOTE 11         CONVERTIBLE DEBENTURES

                                                  2000            1999
SCHIFF, STELZER, BISHINS, AND NISSENBAUM        $      0        $200,000

         On June 30, 1999, the Company authorized $200,000 of convertible debentures. The debentures bear interest at 8%, are unsecured and are due on June 21, 2000. The debentures were converted into common stock.

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 11  CONVERTIBLE DEBENTURES

                                                       2000            1999
LITES TRADING COMPANY - $1,600,000  DEBENTURE        $750,000        $      0

         On March 27, 2000, the Company issued $1,600,000 of 7% convertible debentures under the following terms and conditions:

             1.   Due date - March 27, 2005.

             2. Interest only on May 1 and December 1 of each year commencing May 1, 2000.

             3.   Default interest rate - 18%.

             4. Warrants to purchase 375,000 shares of common stock at $1.45 per share.

             5. Conversion terms - The debenture holder shall have the right to convert all or a portion of the outstanding principal amount of this debenture plus any accrued interest into such number of shares of common stock as shall equal the quotient obtained by dividing the principal amount of this debenture by the applicable conversion price.

             6. Conversion price - Lesser of (i) $1.45 (fixed price) or (ii) the product obtained by multiplying the average closing price by .80.

             7. Average closing price - The debenture holder shall have the election to choose any three trading days out of twenty trading days immediately preceding the date on which the holder gives the Company a written notice of the holder's election to convert outstanding principal of this debenture.

             8. Redemption by Company - If there is a change in control of the Company, the holder of the debenture can request that the debenture be redeemed at a price equal to 125% of the aggregate principal and accrued interest outstanding under this debenture.

             9.   The debentures are unsecured.

             10. Any further issuance of common stock or debentures must be approved by debenture holders.

             11. Debenture holders have a eighteen month right of first refusal on future disposition of stock by the Company.

             12. Restriction on payment of dividends, retirement of stock or issuance of new securities.

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999



NOTE 11         CONVERTIBLE DEBENTURES (CONTINUED)

                                           2000              1999
                                           ----              ----
$5,000,000 CONVERTIBLE DEBENTURE        $1,000,000        $        0

         On October 31, 2000, the Company issued 8% convertible debentures as follows:

             1.   Due date - October 30, 2002.

             2.   Interest payable quarterly from January 1, 2001.

             3.   Default interest rate - 20%.

             4. On the first $ 1,000,000 of financing, the Company issued warrants to purchase 500,000 shares of stock at $ 0.48 per share. The Company reserved an additional 1,240,000 shares for future borrowing on this debenture line.

             5.   Put note purchase price - $4,000,000.

             6. Fees and costs - 7% - 10% of cash received for debentures and warrants plus legal fees.

             7. The Company must reserve a number of common shares equal to not less then 200% of the amount of common shares necessary to allow the debenture and warrant holder to be able to convert all such outstanding notes and put notes to common stock.

             8. Conversion price for put notes. The initial 50% of the put notes shall be the lesser of (i) 80% of the average of the three lowest closing bid prices for the stock for twenty two days or (ii) 80% of the average of the five lowest closing bid prices for the stock for sixty days. The conversion price of the balance of the put notes shall be 86% of the average of the three lowest closing bid prices for ten days.

             9. The debentures have penalty clauses if the common stock is not issued when required by the debenture holder.

             10.  The debentures are unsecured.

             11. The Company's right to exercise the put commences on the actual effective date of the SEC Registration Statement and expires three years after the effective date.

             12. Right of first refusal - The debenture holders have the right to purchase a proportionate amount of new issued shares in order to maintain their ownership interest percentage.

                                                                                      ----------    ---------

                               Total debentures                                       $1,750,000    $ 200,000
                                                                                      ==========    =========

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 12  NOTES PAYABLE

                                                                        2000           1999
                                                                        ----           ----
Note payable to Community First National Bank due in monthly payments of interest of approximately $3,100. Interest is
computed at national prime as stated in the Wall Street Journal plus 3 percent. The principal amount is due July 31, 2000. This note is secured by accounts receivable, general intangibles and all equipment and leasehold improvements. The principal
shareholder has personally guaranteed the loan and the bank is the beneficiary of an insurance policy on the life of the
shareholder. Invnsys canceled this line in the year 2000               $     0        $62,426

Note payable to Community First National Bank due in monthly payments of principal and interest of $545 with interest at 7 percent until March 7, 2004. The note is secured by an
automobile which costs $ 36,000 and has a book value of $ 9,600         19,814         24,745
                                                                       -------        -------

                                                                        19,814         87,171

Less:  current portion                                                   5,335         67,497
                                                                       -------        -------


Net long-term debt                                                     $14,479        $19,674
                                                                       =======        =======

Maturities of long-term debt are as follows:

Year ended October 31

            2000                                                       $     0        $67,497
            2001                                                         5,476          5,336
            2002                                                         5,721          5,721
            2003                                                         6,135          6,135
            2004                                                         2,482          2,482
                                                                       -------        -------

                                                                       $19,814        $87,171
                                                                       =======        =======

NOTE 13  REAL ESTATE LEASE

         On June 1, 1999, Invnsys leased a new facility from a related entity. The lease commenced on July 1, 1999, requires initial annual rentals of $153,600 (with annual increases) plus taxes and operating costs and expires on December 31, 2024. Invnsys has also guaranteed the mortgage on the premises in the amount of $942,381 and given a security interest in all of its assets, excluding inventory in the amount of $439,582.

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 13  REAL ESTATE LEASE (CONTINUED)

         Future minimum lease payments excluding taxes and expenses, are as follows:

October 31, 2000                            $  153,600
October 31, 2001                               161,280
October 31, 2002                               169,344
October 31, 2003                               177,816
October 31, 2004                               186,708
November 1, 2004 - December 31, 2024         6,482,145
                                            ----------

Total                                       $7,330,893
                                            ==========

         Rent expense for the years ended October 31, 2000 and 1999 was $160,311 and $86,959, respectively.

NOTE 14  ADVERTISING

         All direct advertising costs are expensed as incurred. The Company charged to operations $764,595 and $15,492 in advertising costs for the years ended October 31, 2000 and 1999, respectively.

NOTE 15  INTEREST

         The Company incurred interest expenses for the years ended October 31, 2000 and 1999 as follows:

                                                2000              1999
For operations                               $  101,563        $   58,085
For convertible debentures-beneficial
    conversion feature                        1,860,454                 0
                                             ----------        ----------

Total                                        $1,962,017        $   58,085
                                             ==========        ==========

NOTE 16  PRODUCT WARRANTY PROVISION

         Invnsys established a provision for product warranty to cover any potential warranty costs on computer equipment that are not covered by the computer manufacturer's warranty.

Warranty summary
                                    2000             1999
                                    ----             ----
Balance, beginning of year        $ 50,000         $ 50,000
Reduction for the year             (30,000)               0
                                  --------         --------

Balance, end of year              $ 20,000         $ 50,000
                                  ========         ========

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 17  RESEARCH AND DEVELOPMENT (CONTINUED)

         Invnsys incurred research and development cost for the years ended October 31, 2000 and 1999 of $7,942 and $5,014, respectively.

NOTE 18  OFFICERS' COMPENSATION

         At October 31, 2000, officers' compensation was as follows:

President and Chief Executive officer         $200,000

Vice President/Chief Financial officer          88,000

Executive Vice President                        88,000

Chief Operating Officer                         96,200

NOTE 19  ECONOMIC DEPENDENCY

         Invnsys purchases the majority of its computer equipment from three suppliers and purchased 11% of its computer equipment from one supplier.


NOTE 20  EMPLOYEE STOCK OPTIONS

         On January 31, 1999, the corporation adopted a stock option plan for the purpose of providing an incentive based form of compensation to the officers, directors, key employees and service providers of the Company.

         The stock subject to the plan and issuable upon exercise of options granted under the plan are shares of the corporation's common stock, $.001 par value, which may be either unissued or treasury shares. The aggregate number of shares of common stock covered by the plan and issuable upon exercise of all options granted shall be 5,000,000 shares, which shares shall be reserved for use upon the exercise of options to be granted from time to time.

         The exercise price is the fair market value of the shares (average of bid and ask price) at the date of the grant of the options.

         Vesting terms of the options range from immediately to five years.

         The Company has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value.

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 20  EMPLOYEE STOCK OPTIONS (CONTINUED)

         A summary of the option activity for the years ended October 31, 2000 and 1999, pursuant to the terms of the plan is as follows:

                                      2000              1999
                                      ----              ----
Balance, beginning of year         2,350,000                  0
Granted                            1,655,000          2,350,000
Exercised                            (90,000)                 0
Canceled                            (530,000)                 0
                                  ----------         ----------

Balance, end of year               3,385,000          2,350,000
                                  ==========         ==========

         2,579,167 shares are exercisable at October 31, 2000.

         Information regarding stock options outstanding as of October 31, 2000 and 1999 is as follows:

Price range                                            $0.53 - $2.00                $0.75
Weighted average exercise price                        $0.92                        $0.75
Weighted average remaining contractual life        8 years, 8 months    9 years, 6 months
Options exercised
     Price range                                               $0.75                    0
     Shares                                                   90,000                    0
     Weighted average exercise price                           $0.75                    0

         The weighted average fair value of options granted in the years ended October 31, 2000 and 1999 were estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions:

         Dividend yield                            0                 0
         Expected volatility                      50%               30%
         Risk free interest rate        5.13% - 6.65%             6.40%
         Expected life                      10 years          10 years

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 20         EMPLOYEE STOCK OPTIONS (CONTINUED)

                                             2000                  1999
                                             ----                  ----
Net (loss)
      As reported                       $  (5,455,728)        $  (1,053,563)

      Pro forma                         $  (5,814,526)        $  (1,120,811)

(Loss) per share attributable to
   common stock
      As reported                       $        (.18)        $        (.04)

      Pro forma                         $        (.19)        $        (.05)


NOTE 21  COMMON STOCK PURCHASE WARRANTS

         As of October 31, 2000 the Company has issued the following common stock purchase warrants:


                             NUMBER                           EXERCISE
     DATE                   OF SHARES          TERM            PRICE
     ----                   ---------          ----            -----
May 13, 1999                 100,000          3 years        $    1.00
May 7, 1999                   80,000         10 years        $    0.75
May 13, 1999                 100,000         10 years        $    1.00
November  9, 1999            100,000          4 years        $     .94
December 14, 1999             75,000          3 years        $    1.66
December 28, 1999            200,000          4 years        $     .94
January 10, 2000             281,250          5 years        $     .99
March 27, 2000               615,000          5 years        $1.45 - 2.05
May 17, 2000                 125,000          5 years        $1.04 - 5.00
June 16, 2000                150,000           1 year        $1.50 - 2.00
August 30, 2000               34,125          5 years        $    .937
August 30, 2000              250,000          3 years        $     .50
August 30, 2000              250,000          3 years        $     .75
August 30, 2000               36,364          3 years        $    1.00
September 3, 2000            109,000          3 years        $    1.00
September 27, 2000           278,750          3 years        $     .90
October 31, 2000           1,740,000          2 years             105%
                           ---------                          of average
                                                             closing price
                                                               of stock
                           4,524,489
                           =========

         2,210,375 shares are exercisable at October 31, 2000.

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 22  COMMON STOCK AVAILABLE FOR ISSUANCE

Total share authorized                             100,000,000
Less shares issued and outstanding                 (37,812,425)
                                                  ------------
                                                    62,187,575
Less
       Reserved for employee stock options          (5,000,000)
       Reserved for purchase warrants               (4,524,489)
       Convertible debentures                       (3,480,000)
                                                  ------------

Common stock available for issuance                 49,183,086
                                                  ============


NOTE 23  FINANCIAL PROJECT MANAGEMENT AGREEMENTS

         In May 2000, the Company entered into a fourteen month agreement with Silverman Heller Associates to promote financial and corporate communication activities.

                  The project manager will be compensated as follows:

                       1.  A monthly fee of $5,500 beginning on May 17, 2000.

                       2. In connection with the services the project manager will provide, warrants to purchase 75,000 shares of common stock at the closing price on May 17, 2000 and an additional 50,000 shares at $5.00 per share. These warrants and the shares to be issued upon the exercise of the warrants will vest and be exercisable as of May 17, 2000 and expire five years from the issue date. The warrants will be granted registration rights on the next stock registration within the five-year term.

                       The individuals will be compensated as follows:

                       1. 80,000 shares of common stock valued at $.80 per share on or before June 15, 2000.

                       2. 400,000 shares of common stock valued at $.80 per share on or before June 15, 2000.

NOTE 24  LITIGATION

         Epson America, Inc. vs, Invnsys Technology Corporation. Civil Cause # CV 2000-008155 - Superior Court of Arizona.

         Epson America, Inc. is suing the corporation for $114,785 to collect past due accounts payable. The corporation is disputing the $114,785 as it believes that Epson has not offset the debt by commissions earned and due by Invnsys Technology Corporation. Invnsys has accrued $102,619 in the accounts payable and has presented a counter claim to Epson. The outcome of this litigation is not known as of the date of this report.

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 25  PLAN OF REORGANIZATION AND STOCK EXCHANGE AGREEMENT

         On January 1, 1999, the Company issued 16,000,000 shares of newly issued restricted common stock for 100% of the issued and outstanding stock of Invnsys Technology Corporation. Invnsys Technology Corporation became a wholly-owned subsidiary of IBIZ Technology Corp. and the acquisition was accounted for as a reverse acquisition.

         The details of the results of operation (unaudited) for each separate company, prior to the date of combination, that are included in the current net income are:

                                             INVNSYS            IBIZ
                                           TECHNOLOGY        TECHNOLOGY
                                           CORPORATION          CORP.
Sales                                      $ 402,127         $       0
Cost of sales                                239,704                 0
                                           ---------         ---------
      Gross profit                           162,423                 0
Selling, general and administrative
   expenses                                  243,094            27,742
                                           ---------         ---------
(Loss) before income taxes (refund           (80,671)          (27,742)
Income taxes (refund)                        (20,150)                0
                                           ---------         ---------
      Net (loss)                           $ (60,521)        $ (27,742)
                                           =========         =========

         There were no adjustments in the net assets of the combining companies to adopt the same accounting policies.

         Each of the companies had an October 31 fiscal year so no accounting adjustments were necessary.

         An (unaudited) reconciliation of revenues and earnings reconciled with the amounts shown in the combined financial statements is as follows:

Net (loss) of IBIZ Technology Corp. at December 31, 1998          $ (27,742)
Add Invnsys Technology Corporation (loss)
   for November 1, 1998 to December 31, 1998                        (60,521)
Additional net (loss) from January 1, 1999 to July 31, 1999        (431,732)
                                                                  ---------
Net (loss) for the nine months ended July 31, 1999                $(519,995)
                                                                  =========

NOTE 26  GOING CONCERN

         On January 10, 2000, management issued the Company's financial statements for the year ended October 31, 1999. In those statements, management represented that there was substantial doubt as to the Company's ability to continue as a going concern.

            See Accompanying Notes and Independent Auditors' Report.

                      IBIZ TECHNOLOGY CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2000 AND 1999


NOTE 26  GOING CONCERN (CONTINUED)

         For the year ended October 31, 2000, management accomplished the following items which, in their opinion, removes the going concern situation:

             1.   Acquired a $5,000,000 line of credit

             2. Obtained new customers with a large national and/or regional presence.

             3.   Increased its sales force

             4. Added new product lines such as PDA products and co-location services.

             5. Increased working capital - working capital at October 31, 2000 was $236,847 and a deficit of $912,169 at October 31, 1999.


NOTE 27  CASH IN BANK

         The Company has $995,583 deposited in one banking institution. Only $200,000 of the balance is insured by the Federal Deposit Insurance Corporation.

            See Accompanying Notes and Independent Auditors' Report.

            ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE.

         Not applicable.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         iBIZ's Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of iBIZ shall not be personally liable to iBIZ or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of iBIZ's Articles of Incorporation, as amended, is to eliminate the right of iBIZ and its shareholders (through shareholders' derivative suits on behalf of iBIZ) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. iBIZ believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The follow table sets forth the estimated costs and expenses incurred by the selling security holders in connection with this Offering.

                 SEC Registration Fee               $    1,391.00
                 Legal Fees and Expenses            $   20,000.00
                 Accounting Fees and Expenses       $    5,000.00
                 Printing Expenses                  $    5,000.00
                 Blue Sky Fees and Expenses         $    1,000.00
                 TOTAL(1)                           $   32,391.00

         (1) Except for the SEC registration fee, all fees and expenses are estimates.

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The shares described below represents certain equity securities of iBIZ sold by iBIZ during the period covered by this prospectus that were not registered under the Securities Act, all of which were issued by iBIZ pursuant to exemptions under the Securities Act. Underwriters were involved in none of these transactions. In each case, the securities were sold to accredited investors, as determined by an investor questionnaire executed in conjunction with the respective subscription agreements.

         Other than the issuances described below, between August 1, 2000, and October 31, 2000, the Company issued 6,719,597 shares of Common Stock to 21 different parties at sales prices ranging from $0.30 to $0.75 cents per share for a total amount of approximately $2,276,248. The Company also issued warrants to purchase approximately 805,000 shares of Common stock at exercise prices ranging from $0.50 to $5.00. iBIZ relied on either Regulation D, Rule 506 or
Section 4(2) under the Securities Act with respect to these sales.


         The Company entered into a certain stock purchase agreement with various individuals and institutions in which they agreed to purchase an aggregate of $5 million of 8% Convertible Notes (the "Notes"). The Conversion Price for all of the Notes is the lesser of (i) 80% of the average of the three lowest closing bid prices of the Common Stock on the Principal Market for the twenty-two (22) trading days prior to the Closing Date, or (ii) 80% of the average of the five lowest closing bid prices of the Common Stock on the Principal Market for the sixty (60) trading days prior to the Conversion Date, as defined in the Note. The maximum share of the Company that any Subscriber may own after conversion at any given time is 4.99%, unless the Subscriber gives 75 days prior notice. See Item 12 for more information.

                               ITEM 27. EXHIBITS.


     Exhibit
       No.        DESCRIPTION
--------------------------------------------------------------------------------
     2.01(1)      Plan of Reorganization and Stock Exchange Agreement dated
                  January 1, 1999

     3.01(1)      Articles of Incorporation, as amended

     3.02(1)      Bylaws

     10.01(1)     Citrix Business Alliance Membership Agreement dated February
                  10, 1999, between INVNSYS and Citrix Systems, Inc.

     10.02(1) Client Software License Agreement dated December 30, 1998, between INVNSYS and Citrix Systems, Inc.

     10.03(1)     IBIZ Technology Corporation Distributed Software License
                  Agreement dated June 2, 1999, between iBIZ and Jeremy Radlow

     10.04(1)     3Com Designed for Palm Computing Platform Logo License
                  Agreement, between iBIZ and Palm Computing, Inc.

     10.05(1)     IBIZ Technology Corp. Stock Option Plan dated January 31, 1999

     10.06(1)     Form of Stock Option

     10.07(1)     Lease Agreement dated June 1, 1999, between iBIZ and Lone
                  Cactus Capital Group, L.L.C.

     10.08(1)     Strategic Teaming and Marketing Agreement dated February 18,
                  1999, between iBIZ and Global Telephone Communication, Inc.

     10.09(1)     Form of iBIZ Technology Corp. Common Stock Purchase Warrant

     10.10(1)     Form of iBIZ Technology Corp. Convertible Debenture

     10.11(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Kenneth Schilling

     10.12(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Terry Ratliff

     10.13(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Mark Perkins

     10.14(2) Securities Purchase Agreement dated November 9, 1999, between iBIZ and Globe United Holdings, Inc.

     10.15(2) 7% Convertible Debenture Due November 9, 2004, between iBIZ and Globe United Holdings, Inc.

     10.16(2)     Warrant dated November 9, 1999

     10.17(2) Registration Rights Agreement dated November 9, 1999, between iBIZ and Globe United Holdings, Inc.

     10.18(3) Securities Purchase Agreement dated December 29, 1999, between iBIZ and Globe United Holdings, Inc.

     10.19(3) 7% Convertible Debenture Due December 29, 2004, between iBIZ and Globe United Holdings, Inc. 10.203 Warrant dated December
                  29, 1999

     10.21(3) Registration Rights Agreement dated December 29, 1999, between iBIZ

--------------------------------------------------------------------------------
     Exhibit
       No.        DESCRIPTION
--------------------------------------------------------------------------------
                  and Globe United Holdings, Inc.

     10.22(3)     Subscription Agreement for Common Stock of iBIZ Technology
                  Corp.

     10.23(4) Master Distribution Agreement dated January 12, 2000, between iBIZ and Harsper Co. Ltd.

     10.24(5)     Letter Agreement dated December 14, 1999, between iBIZ and
                  Josephthal & Co., Inc.

     10.25(5) Financial Project Management Agreement dated January 20, 2000, between iBIZ and Equinet, Inc.

     10.26(6) Securities Purchase Agreement dated March 27, 2000, between iBIZ and Lites Trading, Co.

     10.27(6)     7% Convertible Debenture Due March 27, 2000, between iBIZ and
                  Lites Trading, Co.

     10.28(6)     Warrant dated March 27, 2000

     10.29(6) Registration Rights Agreement dated March 27, 2000, between iBIZ and Lites Trading, Co.

     10.30(6)     Letter Agreement dated March 27, 2000, from Globe United
                  Holdings to iBIZ

     10.31(7) Financial Consulting Services Agreement dated June 16, 2000 with Travis Morgan Securities.

     10.32(7)     Agreement with the Partnership of Sklar and Ruzycki dated July
                  6, 2000.

     10.33(10)    Form of Warrant dated August 30, 2000 (six warrants by and between iBIZ Technology Corp., and various warrant holders)

     10.34(10)    Form of Warrant dated May 17, 2000 (four warrants by and
                  between iBIZ Technology Corp., and various warrant holders)

     10.35(8) Subscription Agreement for Notes Convertible into Common Stock of iBIZ Technology Corp.

     10.36(8)     Form of 8% Convertible Notes Due Oct. 30, 2002

     10.37(8)     Funds Escrow Agreement

     10.38(8)     Form of Warrant dated Oct. 30, 2000.

     21.01(1)     Subsidiaries of Company

     23.06(11)    Consent of Moffitt & Company

     99.01(9)     Press Release dated January 12, 2001

         ---

(1) Incorporated by reference from iBIZ's Form 10-SB, File No. 000-27619, filed with the SEC on October 13, 1999

(2) Incorporated by reference from iBIZ's Form 10-SB/A, File No. 000-27619, filed with the SEC on November 30, 1999.

(3) Incorporated by reference from iBIZ's Form SB-2, File No. 333-94409, filed with the SEC on January 11, 2000.

(4) Incorporated by reference from iBIZ's Form 10-KSB, File No. 000-027619, filed with the SEC on January 7, 2000.

(5) Incorporated by reference from iBIZ's Form 10-QSB, File No. 000-027619, filed with the SEC on March 16, 2000.

(6) Incorporated by reference from iBIZ's Form SB-2, File No. 333-34936, filed with the SEC on April 17, 2000.

(7) Incorporated by reference from iBIZ's Form SB-2, File No. 333-42414, filed with the SEC on July 28, 2000.

(8) Incorporated by reference from iBIZ's Form SB-2, File No. 333-50564, filed with the SEC on November 22, 2000.

(9) Incorporated by reference from iBIZ's Form 8-K, File No. 000-027619, filed with the SEC on January 19, 2001.

(10) Incorporated by reference from iBIZ's Form 10-KSB, File No. 000-027619, filed with the SEC on January 29, 2001.

(11)     Filed herewith.


                             ITEM 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on March 2, 2001.


                                           iBIZ Technology Corp., a Florida
                                                Corporation

                                           By:/s/ Kenneth W. Schilling
                                              ----------------------------------
                                              Kenneth W. Schilling, President,
                                              Director

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                                           By:/s/ Kenneth W. Schilling
                                              ----------------------------------
                                              Kenneth W. Schilling, President,
                                              Director

                                           By:/s/ Terry S. Ratliff
                                              ----------------------------------
                                              Terry S. Ratliff, Vice President,
                                              Comptroller, Director

                                           By:/s/ Mark H. Perkins
                                              ----------------------------------
                                              Mark H. Perkins, Vice President of
                                              Operations, Director

                                 EXHIBIT INDEX

--------------------------------------------------------------------------------
     Exhibit
       No.        DESCRIPTION
--------------------------------------------------------------------------------
     2.01(1)      Plan of Reorganization and Stock Exchange Agreement dated
                  January 1, 1999

     3.01(1)      Articles of Incorporation, as amended

     3.02(1)      Bylaws

     10.01(1)     Citrix Business Alliance Membership Agreement dated February
                  10, 1999, between INVNSYS and Citrix Systems, Inc.

     10.02(1) Client Software License Agreement dated December 30, 1998, between INVNSYS and Citrix Systems, Inc.

     10.03(1)     IBIZ Technology Corporation Distributed Software License
                  Agreement dated June 2, 1999, between iBIZ and Jeremy Radlow

     10.04(1)     3Com Designed for Palm Computing Platform Logo License
                  Agreement, between iBIZ and Palm Computing, Inc.

     10.05(1)     IBIZ Technology Corp. Stock Option Plan dated January 31, 1999

     10.06(1)     Form of Stock Option

     10.07(1)     Lease Agreement dated June 1, 1999, between iBIZ and Lone
                  Cactus Capital Group, L.L.C.

     10.08(1)     Strategic Teaming and Marketing Agreement dated February 18,
                  1999, between iBIZ and Global Telephone Communication, Inc.

     10.09(1)     Form of iBIZ Technology Corp. Common Stock Purchase Warrant

     10.10(1)     Form of iBIZ Technology Corp. Convertible Debenture

     10.11(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Kenneth Schilling

     10.12(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Terry Ratliff

     10.13(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Mark Perkins

     10.14(2) Securities Purchase Agreement dated November 9, 1999, between iBIZ and Globe United Holdings, Inc.

     10.15(2) 7% Convertible Debenture Due November 9, 2004, between iBIZ and Globe United Holdings, Inc.

     10.16(2)     Warrant dated November 9, 1999

     10.17(2) Registration Rights Agreement dated November 9, 1999, between iBIZ and Globe United Holdings, Inc.

     10.18(3) Securities Purchase Agreement dated December 29, 1999, between iBIZ and Globe United Holdings, Inc.

     10.19(3) 7% Convertible Debenture Due December 29, 2004, between iBIZ and Globe United Holdings, Inc. 10.203 Warrant dated December
                  29, 1999

     10.21(3) Registration Rights Agreement dated December 29, 1999, between iBIZ

--------------------------------------------------------------------------------
     Exhibit
       No.        DESCRIPTION
--------------------------------------------------------------------------------
                  and Globe United Holdings, Inc.

     10.22(3)     Subscription Agreement for Common Stock of iBIZ Technology
                  Corp.

     10.23(4) Master Distribution Agreement dated January 12, 2000, between iBIZ and Harsper Co. Ltd.

     10.24(5)     Letter Agreement dated December 14, 1999, between iBIZ and
                  Josephthal & Co., Inc.

     10.25(5) Financial Project Management Agreement dated January 20, 2000, between iBIZ and Equinet, Inc.

     10.26(6) Securities Purchase Agreement dated March 27, 2000, between iBIZ and Lites Trading, Co.

     10.27(6)     7% Convertible Debenture Due March 27, 2000, between iBIZ and
                  Lites Trading, Co.

     10.28(6)     Warrant dated March 27, 2000

     10.29(6) Registration Rights Agreement dated March 27, 2000, between iBIZ and Lites Trading, Co.

     10.30(6)     Letter Agreement dated March 27, 2000, from Globe United
                  Holdings to iBIZ

     10.31(7) Financial Consulting Services Agreement dated June 16, 2000 with Travis Morgan Securities.

     10.32(7)     Agreement with the Partnership of Sklar and Ruzycki dated July
                  6, 2000.

     10.33(10)    Form of Warrant dated August 30, 2000 (six warrants by and between iBIZ Technology Corp., and various warrant holders)

     10.34(10)    Form of Warrant dated May 17, 2000 (four warrants by and
                  between iBIZ Technology Corp., and various warrant holders)

     10.35(8) Subscription Agreement for Notes Convertible into Common Stock of iBIZ Technology Corp.

     10.36(8)     Form of 8% Convertible Notes Due Oct. 30, 2002

     10.37(8)     Funds Escrow Agreement

     10.38(8)     Form of Warrant dated Oct. 30, 2000.

     21.01(1)     Subsidiaries of Company

     23.06(11)    Consent of Moffitt & Company

     99.01(9)     Press Release dated January 12, 2001

         ---

(1) Incorporated by reference from iBIZ's Form 10-SB, File No. 000-27619, filed with the SEC on October 13, 1999

(2) Incorporated by reference from iBIZ's Form 10-SB/A, File No. 000-27619, filed with the SEC on November 30, 1999.

(3) Incorporated by reference from iBIZ's Form SB-2, File No. 333-94409, filed with the SEC on January 11, 2000.

(4) Incorporated by reference from iBIZ's Form 10-KSB, File No. 000-027619, filed with the SEC on January 7, 2000.

(5) Incorporated by reference from iBIZ's Form 10-QSB, File No. 000-027619, filed with the SEC on March 16, 2000.

(6) Incorporated by reference from iBIZ's Form SB-2, File No. 333-34936, filed with the SEC on April 17, 2000.

(7) Incorporated by reference from iBIZ's Form SB-2, File No. 333-42414, filed with the SEC on July 28, 2000.

(8) Incorporated by reference from iBIZ's Form SB-2, File No. 333-50564, filed with the SEC on November 22, 2000.

(9) Incorporated by reference from iBIZ's Form 8-K, File No. 000-027619, filed with the SEC on January 19, 2001.

(10) Incorporated by reference from iBIZ's Form 10-KSB, File No. 000-027619, filed with the SEC on January 29, 2001.

(11)     Filed herewith.